Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

between

Janssen Biotech, Inc.

and

BillionToOne, Inc.

TABLE OF CONTENTS:

1	DEFINITIONS	2
2	BTO CDx DEVELOPMENT	14
3	REGULATORY MATTERS	18
4	CLINICAL TRIALS	25
5	COMMERCIALIZATION	25
6	INSPECTIONS, SUPPLY FAILURE, AND COMPLAINTS	27
7	GOVERNANCE	31
8	FEES AND PAYMENTS	37
9	INTELLECTUAL PROPERTY	39
10	REPRESENTATIONS, WARRANTIES AND COVENANTS	48
11	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE	51
12	CONFIDENTIALITY	55
13	TERM AND TERMINATION	61
14	MISCELLANEOUS	66

EXHIBITS

Exhibit 1.36:	Development Plan

Exhibit 2.3.3:	Protection of Personal Information

Exhibit 2.3.4:	Data Safeguards

Exhibit 2.9:	Approved BTO Third Party Contractors

Exhibit 5.2(a):	Commercialization Plan

Exhibit 14.6:	Compliance with Anti-Corruption Laws

Exhibit 14.7:	Health Care Compliance (“HCC”) Provisions for Suppliers that Interact and Contract with Health Care Providers (“HCPs”) for Services on Janssen’s Behalf

This Development and Commercialization Agreement, effective on July 11, 2025 (“Effective Date”), has been entered into by and between:

Janssen Biotech, Inc.

800 Ridgeview Drive

Horsham, PA 19044

(hereinafter referred to as “Janssen”)

and

BillionToOne, Inc.

1035 O’Brien Dr.

Menlo Park, CA 94025

(hereinafter referred to as “BTO”)

(BTO and Janssen are hereinafter individually referred to as “Party” and collectively referred to as “the Parties”)

RECITALS

Janssen is engaged in the research, development, manufacture and commercialization of pharmaceutical products, including nipocalimab, an anti-neonatal Fc receptor (FcRn) monoclonal antibody for treatment of Hemolytic Disease of the Fetus and Newborn (“HDFN”).

BTO performs diagnostic testing, develops diagnostic products and assays, which are used to detect, characterize, monitor and select treatments for different diseases, and either owns or has licensed intellectual property related thereto.

BTO and Janssen Research & Development, LLC (“JRD”), an Affiliate of Janssen, are parties to a clinical collaboration agreement entered into on January 6, 2023, as amended, regarding the BTO Assay to support Janssen’s Clinical Trial (“Prior Collaboration Agreement”), and as more fully described in Section 4, below.

Janssen wishes to engage BTO and BTO wishes to be engaged to collaborate on the development and commercialization of a companion diagnostic product for the Janssen Drug (as defined herein), including: (i) to support development and Regulatory Approval of the BTO CDx (as defined herein) in the Territory (as defined herein), and (ii) to commercialize such BTO CDx following its Regulatory Approval (as defined herein) and the Regulatory Approval of the Janssen Drug in the United States, and all activities as set forth below in this Agreement.

The Parties therefore agree as follow:

1	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1

“Affiliate” means any entity that, directly or indirectly (through one or more intermediaries) is controlled by, or is under common control with, a Party. For purposes of this Section 1.1, “control” means solely (a) the direct or indirect ownership of 50% or more of the voting stock or other voting interests or interest in the profits of the Party, or (b) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

1.2	“Agreement” means this Development and Commercialization Agreement and all of its Exhibits.

1.3

“Analytical Validation Data” means Data related to the analytical performance of the BTO Assay under the Development Plan generated through controlled laboratory studies designed to characterize assay performance parameters. Analytical Validation Data includes, but is not limited to, Data to support Development of the BTO CDx, and Data to support the limit of detection, limit of blank, accuracy, cross reactivity, reproducibility, guard band, bioinformatics pipeline validation and stability. Such data may be generated using contrived samples, reference materials, quality control materials or patient samples other than Clinical Samples for specific analytical characterization purposes. For clarification, Clinical Data obtained for demonstrating clinical performance, safety or efficacy is specifically excluded from Analytical Validation Data.

1.4

“Applicable Law” means all applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.5

“Approved IVD” means, with respect to an IVD and country or territory, that such IVD has been granted Regulatory Approval for such country or territory for the intended use, including, for example, any required Pre-Market Approval (“PMA”) or De Novo 510K clearance in the case of the United States. The term “Approved IVD” is not intended, and shall not be construed, to include any IVD solely for research or investigational purposes.

1.6	“Assigned BTO Inventions” has the meaning set forth in Section 9.8.2.

1.7	“Assigned Janssen Inventions” has the meaning set forth in Section 9.8.3.

1.8	“Biomarker(s)” means the genes or gene variants that encode the proteins relating to fetal red blood cell antigens RhD, Rhc, RhC, RhE, and Kell.

1.9	“Breaching Party” has the meaning set forth in Section 13.2.2.

1.10

“BTO Assay” means BTO’s diagnostic assay for the detection the Biomarkers. BTO Assay is inclusive of positive and negative controls, and includes all components and information necessary to perform each assay/test for the detection of Biomarkers in Clinical Samples and other patient samples for the selection of patients who are eligible for treatment with the Janssen Drug for the Indication, including, as applicable for performance of the IVD, sample collection kits.

1.11

“BTO Background Technology” means Technology Controlled by BTO prior to the Effective Date used in the performance of this Agreement, but excluding BTO Development Technology and Joint Development Technology. BTO Background Technology includes, but is not limited to, BTO Technology concerning molecular diagnostic assays, including its sequencing platform to detect the presence of the Biomarkers. For purposes of this Agreement, BTO Background Technology is deemed BTO’s Confidential Information hereunder, subject to the exceptions specified in Section 12.2.

1.12	“BTO CDx” means a CDx, based on the BTO Assay, utilizing BTO Background or Development Technology for use with the Janssen Drug as a CDx for the Indication.

1.13

“BTO Data” means (i) Analytical Validation Data either Controlled by BTO or generated, compiled or acquired by either Party, its Affiliates or its Third Party contractors pursuant to this Agreement and during its Term, and (ii) Non-Clinical Trial Testing Data related solely to the BTO Assay Controlled by BTO or generated, compiled or acquired by BTO, its Affiliates or its Third Party contractors pursuant to this Agreement and during its Term.

1.14

“BTO Development Technology” means any Technology and related information that incorporates BTO Background Technology and any Technology conceived of or reduced to practice by any Party (including its Affiliates or Third Party contractors) pursuant to this Agreement and during its Term that (i) incorporates BTO Confidential Information or BTO Background Technology (and not Janssen Confidential Information or Janssen Background Technology), or was

generated by use of BTO Confidential Information or BTO Background Technology (and not Janssen Confidential Information or Janssen Background Technology), or (ii) comprises (A) the primers and probes of the BTO Assays, (B) the automated calling software for the reporting of mutations, or (C) the Analytical Validation Data. BTO Development Technology is deemed BTO Confidential Information, subject to the exceptions specified in Section 12.2. For purposes of clarity BTO Development Technology excludes BTO Background Technology, Janssen Background Technology, and Janssen Development Technology.

1.15	“BTO Indemnitees” has the meaning set forth in Section 11.1.

1.16	“Business Day” means any day other than a Saturday, Sunday, bank holiday or public holiday in the United States of America.

1.17

“Centralized Lab” means a single facility with regulatory approval and market authorization for a proprietary CDx. Such singular facility receives all test requisitions from physicians, performs all steps in the process, including wet lab work, data analysis and bioinformatics, and delivers all test results and related information to the prescriber and patient.

1.18

“Clinical Data” means Data generated, acquired, or obtained through the use of Clinical Samples or from Clinical Trial, Data relating to Clinical Samples or Clinical Trials, and Data relating to patient populations, patient population genetics, individual patient genetics, therapeutic use and efficacy of the Janssen Drug, including clinical outcome data (i.e., Data related to the performance of the Janssen Drug, including safety and toxicity Data).

1.19	“Clinical Samples” means the human biological samples, and derivatives thereof, obtained from a human subject participating in a Clinical Trial.

1.20	“Clinical Treatment” means the use of the Janssen Drug to treat a patient with the Indication.

1.21	“Clinical Trial” means any clinical investigation that tests the safety and efficacy of the Janssen Drug in human subjects and is sponsored by Janssen or its Affiliates.

1.22

“Clinical Trial Protocol” means a written description of one or more Clinical Trial(s), which generally includes information on the objectives, design, methodology, statistical considerations and organization of the Clinical Trial (and including amendments to such description). Janssen or its Affiliates may amend the Clinical Trial Protocol from time to time in its sole discretion and promptly inform BTO of any amendments that would materially affect the Development of the BTO CDx.

1.23	“Commercial Leader” has the meaning set forth in Section 7.4.1.

1.24

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product, including activities related to marketing, promoting, distributing and importing such product, and interacting with Regulatory Authorities regarding any of the foregoing. For clarity, when used in relation to the BTO CDx or other IVD, “Commercialization” includes activities directed to the preparation for the sale of, offering for sale of, or sale of a service using such BTO CDx or other IVD, including activities related to marketing and promoting such service, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.25

“Commercialization Plan” has the meaning set forth in Section 5.2(a) and is attached as Exhibit 5.2(a)). The Parties recognize that Exhibit 5.2(a) as of the Effective Date is a preliminary plan and will be modified as they proceed with the performance of this Agreement. The JSC may modify Exhibit 5.2(a) as provided in Section 7.2.

1.26

“Commercially Reasonable Efforts” means, efforts and resources commonly used (i) in the case of BTO, in the diagnostic assay and medical device industry for a diagnostic assay service, system, or product and (ii) in the case of Janssen, in the research-based pharmaceutical industry for a pharmaceutical product, (BTO’s diagnostic assay service, system, or product, and Janssen’s pharmaceutical product are individually a “product” and collectively “products” for purposes of this definition), in each case at a similar stage in its development life of similar market potential taking into account the competitiveness of alternative products, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent rights, and other relevant factors.

1.27

“Commercially Reasonable Efforts (CRE) Period” or “CRE Period” means the period from the Effective Date until: (1) the BTO CDx is no longer the only cell-free DNA (“cfDNA”) Companion Diagnostic for the detection of the Biomarkers approved by the Regulatory Authority in the Territory for the administration of Janssen Drug as a treatment for the Indication with no Regulatory Authority enforcement actions in place, and (2) BTO maintains at least [***] for its commercial use of the BTO CDx (the “Commercial Performance Minimum”), but in each of (1) and (2) no earlier than the end of the Exclusivity Period.

1.28

“Companion Diagnostic” or “CDx” means an IVD that provides information essential to the safe and effective use of a corresponding therapeutic product, for the selection of patients who are eligible for treatment with such corresponding therapeutic product for a corresponding indication or is otherwise necessary for the Regulatory Approval of a therapeutic product.

1.29	“Compelled Disclosure” has the meaning set forth in Section 12.3.

1.30

“Confidential Information” means, subject to the exceptions specified in 12.2 but without other limitation, any and all non-public Technology, information, inventions, methods, plans, processes, specifications, Know-How, compounds, materials, Data (i.e. Janssen Data or BTO Data), samples, business plans, financial information, marketing plans, reports, forecasts, or technical or commercial information that is provided hereunder by or on behalf of either Party or any of its Affiliates to the other Party or any of its Affiliates, whether disclosed in writing or orally, including without limitation any and all such information regarding, related to, arising from or associated with this Agreement, and the terms and conditions of this Agreement. As used herein, “BTO Confidential Information” refers to the Confidential Information of BTO and “Janssen Confidential Information” refers to the Confidential Information of Janssen.

1.31

“Control” or “Controlled” means with respect to a Party and with respect to any Technology or Data or Intellectual Property Rights thereto, or other tangible or intangible property (collectively “Property”) (i) ownership of, (ii) the right to grant a license to, or (iii) the ability to permit use of such Property without violating the terms of any arrangements or agreements with any Third Party and all of the foregoing by means other than the licenses or assignments of this Agreement, whether such ownership, right to grant a license to, or the ability to permit use of such Property exists on the Effective Date or is acquired after the Effective Date and during the Term.

1.32

“Data” means all data, tangible and intangible results, information, and reports generated, compiled or acquired by any Party, its Affiliates or its Third Party contractors either pursuant to this Agreement or outside of this Agreement.

1.33

“Development” means activities conducted by either Party, its Affiliates or Third Party contractors in performance of the Development Plan, and deliverables produced by the foregoing, as specified in the Development Plan.

1.34	“Development Technology” means any of Janssen Development Technology, Joint Development Technology, or BTO Development Technology.

1.35	“Development Leader” has the meaning set forth in Section 7.4.1.

1.36

“Development Plan” means the written description of the activities to be performed by each Party under this Agreement for the development and Regulatory Approval of the BTO CDx containing, among other things, the timelines/dates, deliverables and budget for the various stages of the development project, as set forth in Exhibit 1.36, as the same may be amended from time to time in accordance with the terms of this Agreement.

1.37	“Disclosing Party” has the meaning set forth in Section 12.1.

1.38

“Early Termination Fees” means the amount Janssen shall pay BTO for all then-current inventory of components and BTO Assays maintained under the Development Plan as of the effective date of termination.

1.39	“Exclusivity Period” means [***]

1.40	“FDA” means United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.41	“Failure of Continuous Supply” has the meaning set forth in Sections 5.3 and 6.1.2.

1.42

“Failure to Achieve a Milestone” shall include: (i) the FDA requires a bridging study necessitating re-testing of Clinical Samples from the Clinical Trial referenced in the Prior Collaboration Agreement and Janssen solely and reasonably determines that such re-testing would consume too much of the Clinical Samples, thereby precluding another collaborator of Janssen to pursue CDx for the Janssen Drug in the Territory, (ii) [***] (where such date shall be tolled for delay or adjustment greater than six months in the Development Plan for the Janssen Drug; provided that such tolling does not impact the sequence of Milestones and the date for this Milestone and the estimated date for the Regulatory Approval of the Janssen Drug shall not be greater than [***]), (iii) BTO does not satisfy the requirements for a Regulatory Submission Milestone before January 31, 2028 (where such date shall be tolled for delay in the Janssen Drug Regulatory Agency submission deadline for January 31, 2028), or (iv) the BTO CDx is not an Approved IVD by the later of either (a) December 31, 2029 or (b) within one (1) year after the Janssen Drug obtains Regulatory Approval for the Indication.

1.43

“First Commercial Sale” means (i) with respect to the BTO CDx, the first transfer in the Territory by BTO or its Affiliates, sublicensees or distributors of the BTO CDx, as a device or as a service, to a Third Party for monetary consideration, or (ii) with respect to Janssen Drug, the first commercial sale in any country in the Territory by Janssen or its Affiliates, sublicensees or distributors of the Janssen Drug to a Third Party for monetary consideration, in both (i) and (ii) after such BTO CDx or Janssen Drug has been granted Regulatory Approval for the sale and marketing of such product for the Intended Use or the Indication for which such Janssen Drug first receives such Regulatory Approval, respectively, by the competent Regulatory Authorities in the Territory.

1.44	“GCP” means Good Clinical Practice as defined in ICH GCP.

1.45	“GMP” means Good Manufacturing Practice as defined in 21 CFR Parts 210 and 211, and Parts 600 through 680.

1.46	“IDE” means an Investigational Device Exemption Application filed with the FDA, as described under 21 CFR Part 812.

1.47

“Indication” means, (i) for the Janssen Drug, Hemolytic Disease of the Fetus and Newborn (HDFN) for which the Janssen Drug can be used to treat, monitor or prevent HDFN, and (ii) for a BTO CDx, identifying patients at risk for HDFN, in each case the use of which is the subject of a Clinical Trial or is otherwise specified in a Regulatory Approval and for which a BTO CDx is intended to be Developed and obtain Regulatory Approval under this Agreement.

1.48	“Intended Use” means the use of a BTO CDx to facilitate prescription, administration, or dosing of the Janssen Drug to a patient for the treatment of the Indication.

1.49	“Intellectual Property Rights” means a Party’s Patent Rights and/or Know-How Rights whether such rights are Controlled by a Party or generated during the Term and pursuant to this Agreement.

1.50

“In Vitro Diagnostic” or “IVD” means a product or service for in vitro testing of patient or subject specimens, or other biological materials, for use in the diagnosis or evaluation of a disease, including to identify any genomic alterations or signatures, or for the prediction or monitoring of a response to any therapeutic agent or other prognostic use, whether used for research, exploratory purposes, or as a clinical diagnostic. The term “IVDs” includes “Investigation Use Only” products, Companion Diagnostics, and other IVDs.

1.51

“Janssen Background Technology” means Technology Controlled by Janssen prior to the Effective Date and used in performance of this Agreement, but excluding Janssen Development Technology and Joint Development Technology. For purposes of this Agreement, Janssen Background Technology is deemed Janssen’s Confidential Information hereunder, subject to the exceptions specified in Section 12.2.

1.52

“Janssen Data” means any and all (i) Clinical Data that is generated, compiled or acquired by either Party, its Affiliates, or its Third Party contractors during the Term and pursuant to this Agreement, (ii) Non-Clinical Trial Testing Data related to the Janssen Drug Controlled by Janssen or generated, compiled or acquired by Janssen, its Affiliates, or its Third Party contractors during the Term and pursuant to this Agreement, and (iii) Non-Clinical Trial Testing Data resulting from the bridging and concordance studies referenced in Section 14.4.2

1.53

“Janssen Development Technology” means any Technology and related information conceived of or reduced to practice by either Party (including its Affiliates or Third Party contractors) pursuant to this Agreement and during its Term that (i) incorporates Janssen Confidential Information or Janssen Background Technology (and not BTO Confidential Information or BTO Background Technology), or was generated by use of Janssen Confidential Information or Janssen Background Technology (and not BTO Confidential Information or BTO Background Technology), or (ii) relates to or arises from (A) the Janssen Drug or use thereof, (B) the Clinical Trial or use of Clinical Samples, or (C) data mining activities concerning any or all of (A) and (B). Janssen Development Technology is deemed Janssen Confidential Information hereunder, subject to the exceptions specified in Section 12.2. For purposes of clarity, Janssen Development Technology includes diagnostic uses of assays to facilitate prescription, administration or dosing of the Janssen Drug without the use of BTO Background Technology, and BTO Development Technology.

1.54

“Janssen Drug” means Nipocalimab (M281) and any combination of pharmaceutical products, or combination of pharmaceutical product(s) and delivery system(s), that constitutes, or contains, Nipocalimab (M281) for treatment or prevention of disease.

1.55	“Janssen Indemnitees” has the meaning set forth in Section 11.2.

1.56	“Janssen Inventions” has the meaning set forth in Section 9.8.3.

1.57	“Joint Commercial Committee” or “JCC” has the meaning set forth in Section 7.5.1.

1.58	“Joint Data” means any Data generated during the Term and pursuant to this Agreement, other than Janssen Data or BTO Data.

1.59

“Joint Development Technology” means any Technology generated by either Party (including its Affiliates or Third Party contractors) during the Term and pursuant to this Agreement that is not BTO Development Technology, BTO Background Technology, Janssen Background Technology, or Janssen Development Technology. For purposes of clarity, Joint Development Technology excludes diagnostic, screening, and other uses of assays to facilitate prescription, administration or dosing of drugs other than the Janssen Drug for the Indication, developed without the use of BTO Development Technology, BTO Background Technology, Janssen Background Technology, or Janssen Development Technology. Joint Development Technology is deemed the Confidential Information of each and both Parties, subject to the exceptions specified in Section 12.2 and subject to the rights specified in Section 9.1.3.

1.60	“Joint Patent Right(s)” has the meaning set forth in Section 9.8.5.

1.61	“Joint Project Team” or “JPT” has the meaning set forth in Section 7.4.1.

1.62	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 7.1.

1.63	“JPT Leads” has the meaning set forth in Section 7.4.1.

1.64

“Know-How” means any non-public technical, scientific or business information, practices, test and other procedures, processes, methods, know-how, techniques (including synthesis, purification and isolation techniques), designs and other knowledge, skills and materials, in written, electronic or other form, now known or hereafter developed, whether or not patentable or copyrightable, but in all cases excluding any patents.

1.65	“Know-How Rights” means a right to unpatented Technology under either the common law or the statutory protection of any county.

1.66

“Labeling” or “Label(s)” means, with respect to any product that is a BTO CDx or Janssen Drug, all written, printed or graphic matter (1) upon such product or any of its containers or wrappers, or (2) accompanying such product at any time while such product is held for sale after shipment or delivery for shipment in interstate commerce as required by the applicable Regulatory Authority in the Territory of Commercialization to the extent that such material specifically relates to the BTO CDx and to the extent relating to the safety, efficacy or intended use of the Janssen Drug or the interpretation of Data generated in the conduct of Clinical Trials concerning the Janssen Drug and as otherwise necessary for Commercialization of the BTO CDx. The term ‘accompanying’ is interpreted liberally to mean more than physical association with the product. It extends to posters, tags, pamphlets, circulars, booklets, brochures, instruction books, direction sheets, fillers, etc. The term ‘accompanying’ also includes such written, printed or graphic matter that is brought together with the product after shipment or delivery for shipment in interstate commerce and includes promotional and educational materials (any written, audio, or visual materials, in any media, provided or used for purposes of promoting or marketing the BTO CDx or the Janssen Drug, or educating or training potential customers or users of a BTO CDx or Janssen Drug).

1.67	“Losses” means liabilities, damages, penalties, fines, expenses and/or losses, including reasonable legal expenses and attorneys’ fees.

1.68	“Materials” has the meaning set forth in Section 2.4.1.

1.69	“MDR” shall have the meaning ascribed to it in Section 3.3.

1.70	“Milestone” shall have the meaning ascribed to it in Exhibit 1.36.

1.71	“Milestone Event” shall have the meaning ascribed to it in Exhibit 1.36.

1.72	“Milestone Payment” shall have the meaning ascribed to it in Exhibit 1.36.

1.73	“Non-Breaching Party” has the meaning set for in Section 13.2.2.

1.74	“Non-Clinical Trial Samples” means patient samples acquired from sources other than patient samples from a Clinical Trial.

1.75

“Non-Clinical Trial Testing Data” means Data generated, acquired or obtained by the use of Non-Clinical Trial Samples with a BTO Assay. For purposes of clarity, Non-Clinical Trial Testing Data excludes Clinical Data and Analytical Validation Data.

1.76

“Patent Right” means a Party’s rights to its Technology under any and all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term extensions, supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

1.77

“Person” means any natural person, entity, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

1.78	“Personal Data” has the meaning set forth in Section 2.4.3.

1.79

“Regulatory Submission” means any submission filed by BTO to the FDA seeking Regulatory Approval for marketing of the BTO CDx in the United States as will be included in Exhibit 1.36: Development Plan. The Regulatory Submission may be a Premarket Approval application, as defined in 21 CFR Part 814 or a De Novo 510K request as defined in 21 CFR 860.

1.80	“Project Manager” has the meaning set forth in Section 7.4.1.

1.81	“QSR” means the applicable FDA Quality System Regulations (21 CFR Part 820), as the same may be amended from time to time, and comparable regulations for other Regulatory Authorities.

1.82	“Receiving Party” has the meaning set forth in Section 12.1.

1.83

“Regulatory Approval” means and includes all licenses, permits, authorizations, clearances and approvals of (including, if required for sale in any country, pricing approval), and all registrations, filings and other notifications to any Regulatory Authority, governmental agency or department within the Territory (including applications therefor) necessary for the performance of the Development Plan in accordance with Applicable Law. This includes Regulatory Approval of (i) the BTO CDx , and (ii) for Commercialization of the Janssen Drug for the Indication.

1.84

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory involved in the reviewing, granting or revoking of Regulatory Approvals for IVDs or Janssen Drugs or otherwise enforcing the requirements to which such Regulatory Approvals are subject and with respect to the United States, means the FDA.

1.85	“Regulatory Leader” has the meaning set forth in Section 7.4.1.

1.86	“Samples” means biological material obtained from a human subject, including Clinical Samples and Non-Clinical Trial Samples, to be used in a BTO Assay to detect a Biomarker.

1.87

“Sponsor” means a Person who takes responsibility for and initiates a clinical investigation or who takes responsibility for a Regulatory Submission. By way of example Janssen is the Sponsor for the Clinical Trial and BTO is the Sponsor for the IDE.

1.88	“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.89

“Technology” means any process, machine, article of manufacture, composition of matter, concepts and methods, that is Controlled by a Party or generated pursuant to this Agreement. Examples of Technology include but are not limited to Know-How (including trade secrets), as well as concepts, discoveries, formulae, ideas, inventions, improvements, materials, reagents, assays, research plans, assay development and manufacturing procedures.

1.90	“Term” means the term of this Agreement, as set forth in Section 13.1.

1.91	“Territory” means the United States of America and its territories and possessions.

1.92	“Third Party” means any Person other than Janssen or BTO (or their respective Affiliates).

1.93	“Third Party Claims” has the meaning set forth in Section 11.1.

1.94

“Trademarks” means all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, Internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing and all applications, registrations, extensions and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

1.95	“Unpaid Amounts” has the meaning set forth in Section 13.3.1(b)(i).

1.96	“USD” means the official currency of the United States of America, US Dollars ($).

Defined terms may be used in the singular or plural as appropriate to the context.

2	BTO CDx DEVELOPMENT

2.1

Overview. The Parties desire to: (i) undertake the Development of the BTO CDx: and (ii) to Commercialize the BTO CDx. For the avoidance of doubt, Janssen shall have the sole and exclusive responsibility for and right, at its sole discretion and authority, to design, develop, obtain Regulatory Approval for, and Commercialize the Janssen Drug.

2.2

Conduct of BTO CDx Development Activities. BTO, with Janssen’s collaboration and cooperation, shall develop the BTO CDx pursuant to the provisions of the Development Plan, which shall set forth, among other things:

2.2.1

the roles and responsibilities of and Development activities to be performed by each Party under the Development Plan and associated performance standards, including, without limitation, each Party’s responsibility for Regulatory Approval of the BTO CDx and post-Regulatory Approval commitments regarding the BTO CDx;

2.2.2	the Milestone payments to be made by Janssen;

2.2.3	the timelines for Development activities and the associated Milestones; and

2.2.4	target specifications for the BTO CDx.

The initial Development Plan, as mutually agreed by the Parties, is attached as Exhibit 1.36. As may be necessary from time-to-time and to pursue additional activities as the Parties may agree respecting Development of the BTO CDx in the territories not included in the initial Development Plan, the Joint Project Team (“JPT”) may suggest appropriate revisions to the Development Plan to the Joint Steering Committee (“JSC”) for its prior written review and approval. If the JSC approves such revisions, and the Parties consent in writing to such revisions, then the JPT shall revise the Development Plan accordingly with appropriate amendments. The revised Development Plan shall thereafter be the Development Plan for all purposes of this Agreement, unless further revised as provided in this Section 2.2. The Parties shall each use their Commercially Reasonable Efforts to perform their obligations under the Development Plan in compliance with Applicable Law. Each Party will reasonably assist and support the other Party with communications necessary for the conduct of Development ascribed to the other Party; provided that, this shall not imply any obligation to provide monetary compensation, incur costs or expenses, or perform activities that are not outlined in the Development Plan.

2.3	Materials (including Data).

2.3.1

In the event that a Party requires tangible Samples, components, Data and the like, to conduct the Development Plan that are in the possession of the other Party (collectively “Materials”), the Parties shall identify the needed quantity and type of such Materials in the Development Plan. Each Party will furnish to the other Party Materials identified in the Development Plan to the extent possible. BTO and Janssen will each comply with all Applicable Laws relating to Materials. Without limiting the foregoing, to the extent that such Materials include Samples and/or Personal Data, the Party providing the Materials, Samples, and/or Personal Data, represents and warrants that, based on information available to that Party that either the providing Party, its Affiliates or its Third Party contractors has obtained all informed consents required by Applicable Law with respect to such Materials or that it is not required under Applicable Law to obtain such informed consents.

2.3.2

Each Party receiving Materials hereunder shall use such Materials solely in connection with conducting the Development Plan, or to exercise a right or perform an obligation explicitly provided under this Agreement, and for no other purpose and such use shall be in full compliance with all Applicable Laws. Such receiving Party agrees to retain possession of the Materials and not to provide such Materials to any Third Party without the providing Party’s prior written consent, provided such consent is not required for providing Materials to a Third Party if such provision is necessary for the receiving Party to exercise a right or perform an obligation explicitly provided under this Agreement. All rights, title and interest in the Materials and any Intellectual Property Rights therein, shall remain the sole property of the Party providing such Materials notwithstanding the transfer to and use by the Party receiving such Materials.

2.3.3

Obligations Concerning Personal Data. As applicable to its performance hereunder, each Party shall (i) hold in confidence all Materials that it receives and that identifies or could be used to identify an individual (“Personal Data”), except as required or permitted under this Agreement or to the extent necessary to be disclosed to Regulatory Authorities as part of the review process; (ii) comply with all Applicable Laws, as amended from time to time, with respect to the collection, use, storage, and disclosure of any Personal Data, including without limitation, the U.S. Health Insurance Portability and Accountability Act (HIPAA) and the regulations promulgated thereunder. BTO shall take all appropriate technical and organizational measures to protect Personal Data against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including without limitation, implementation and enforcement of administrative, technical, and physical security policies and procedures applicable to Personal Data, and BTO shall comply with Exhibit 2.3.3, Protection of Personal Information. To the extent that BTO is permitted under the terms of this Agreement to share Personal Data with any Third Party, BTO shall assure that such Third Party complies in full with the provisions of this Section 2.3.3 and Exhibit 2.3.3.

2.3.4

BTO’s Additional Obligations Concerning Janssen Data. In addition to the obligations respecting Personal Data as specified above, BTO shall comply with Janssen’s Data Safeguards policy as set forth in Exhibit 2.3.4, Data Safeguards, for all Janssen Data, including Personal Data.

2.4

Access to Clinical Trial Protocol and Other Related Documents. As necessary and relevant for BTO to perform its Development activities and obtain Regulatory Approval for the BTO CDx, Janssen shall promptly, within timelines as agreed and revised from time-to-time by the JSC in accordance with Article 7, provide Regulatory Authorities access to or copies of the applicable sections of the current Clinical Trial Protocol(s) and Clinical Trial report(s), including the informed consent forms, relevant parts of the investigators brochure or any other Clinical Trial document, as applicable to the BTO Assay.

2.5

Delays. If it is expected that a delay might occur which may impact a Party’s completion of any Development activities according to the schedule of the Development Plan, the Party anticipating the delay shall promptly bring it to the attention of the other Party and provide notice to the JPT within [***] of becoming aware of any risk of delay. The Parties acknowledge that BTO may incur certain project maintenance and stand-by costs during a delay in the Development Plan timeline related to the Janssen Drug. Parties shall discuss in good faith such delay and attempt to reach mutual agreement on any necessary adjustments or amendments to the Development Plan. Such discussions shall take place within the JPT, provided that any amendments to the Development Plan shall be made in accordance with the provisions in Article 7.

2.6

Reporting. The Parties shall keep each other promptly informed on an ongoing basis through the JPT and the JSC on the progress of the Development Plan, including forecasts of expected performance and completion of activities.

2.7

Documentation. All deliverable documents shall comply with Applicable Laws, including requirements in (i) the (EU) 2017/746 of the European Parliament (IVDR) and of the Council of 5 April 2017 on in vitro diagnostic medical devices and repealing Directive 98/79/EC and Commission Decision 2010/227/EU, to the extent that these regulations and directives apply to clinical studies, (ii) ISO 13485: requirements, (iii) QMSR (21 CFR 820) and (iv) applicable GMP and GCP standards, as defined as of the Effective Date and any subsequent updates hereto, in each case as reasonably interpreted by the JSC. Each Party must maintain and store documentation in a timely manner providing relevant Regulatory Authorities with reasonable access to requested information during audits.

2.8

Traceability. Traceability shall be provided regarding relevant documents during the Development Activities through verification to validate results, in accordance with Applicable Laws, including without limitation, (i) European Union Regulation 2017/746 (IVDR), (ii) ISO 13485 requirements, to the extent that these regulations and directives apply to clinical studies, (ii) QMSR (21 CFR 820) and (iii) applicable GMP and GCP standards, as in effect as of the Effective Date and any subsequent updates and/or amendments thereto.

2.9

Use of Third Parties and Affiliates. Unless otherwise expressly provided in this Agreement, the activities to be performed by a Party under this Agreement (other than any activities pertaining to the development and Commercialization of the Janssen Drug by Janssen, which, for the avoidance of doubt, shall be outside the scope of this Agreement) may be performed by an Affiliate of a Party and by a Third Party contractor on such Party’s behalf, provided that a Third Party contractor may be used only if (i) the Party soliciting such performance shall obtain the other Party’s prior written consent (such prior written consent shall not be unreasonably withheld), and (ii) the Third Party is bound and agrees to comply with the terms and conditions of this Agreement, including but not limited to Article 9 (Intellectual Property) and Article 12 (Confidentiality) of this Agreement, and (iii) such performance of activities by the Third Party is consistent with the rights and obligations of the Parties under this Agreement. The Party who solicits the performance of any Third Party contractor or uses an Affiliate, shall be liable for the breach of any of the provisions of this Agreement by such Third Party contractor or Affiliate. Notwithstanding the foregoing, Janssen hereby approves of BTO’s use of the Third Party contractors listed on Exhibit 2.9.

2.10	Compensation. Janssen shall compensate BTO for the Development performed by BTO in accordance with Article 8.

3	REGULATORY MATTERS

3.1	BTO CDx Approvals.

3.1.1

General. As between the Parties, and subject to the other provisions of this Article 3 and the Development Plan or Commercialization Plan, BTO, at its own expense, shall have the sole right and responsibility to prepare, obtain and maintain Regulatory Approvals for, and to conduct communications with Regulatory Authorities regarding Regulatory Approvals for, the BTO CDx. BTO shall develop the BTO CDx under the Development Plan or Commercialize under the Commercialization Plan to comply with all Applicable Laws and fulfill all statutory requirements. BTO shall use Commercially Reasonable Efforts toward obtaining Regulatory Approval of the BTO CDx in the Territory in the time specified in the applicable Development Plan or Commercialization Plan. As it becomes available or known to Janssen, Janssen shall provide BTO with its relevant launch plans and its release timelines for each applicable Janssen Drug for the Territory specified in the Development Plan or Commercialization Plan. The Parties shall cooperate and assist each other reasonably in the Regulatory Approval process to coordinate and align their Regulatory Approval filings, or equivalents, and activities pertaining thereto, and subject to the other provisions of this Section 3.1.1. By way of non-limiting example, BTO shall be responsible for: (A) ISO13485 certification: design, development, manufacture, and servicing of next generation sequencing (“NGS”) fetal RBC antigen detection in vitro diagnostic test system; (B) FDA establishment, registration and device listing; (C) generation of all data and documentation required for the Regulatory Submission including but not limited to protocols, test reports, and raw data files related to: test protocols, test reports, specifications, test methods, test method validation, equipment IQ/OQ/PQ, manufacturing facility environmental controls, access controls, supplier management, personnel training records, analytical validation, clinical validation, manufacturing validations, risk analysis, labelling, quality system documentation, software validation, etc.; (D)

planning, preparation, and management of pre-submission meetings with FDA; (E) compiling the Regulatory Submission shell and submitting it to FDA; (F) compiling the Regulatory Submission and submitting it to FDA; (G) responding to all FDA requests for information within the timeline established by FDA; (H) hosting and managing pre-approval inspections and responding to audit findings within the timeline established by FDA; (I) the Regulatory Submission, including submission of supplements and annual reports and any other reports if required by FDA; (J) Compliance with FDA post-marketing surveillance requirements, including complaint handling, MDR reporting, recalls & correction and CAPA; (K) applicable FDA Quality System Regulations (21 CFR Part 820), as the same may be amended from time to time, and comparable regulations for other Regulatory Authorities; and (L) applicable GMP and GCP standards.

3.1.2

As between the Parties, all applications for Regulatory Approval, together with related documentation, generated by BTO or any of its Affiliates with respect to the BTO CDx anywhere in the world shall be owned by, and shall be the sole property and held in the name of, BTO or its designee. Janssen shall provide BTO with any applications for Regulatory Approval and other information in the Control and possession of Janssen or any of its Affiliates with respect to the Janssen Drug as may be necessary for BTO or any of its Affiliates to refer to such Janssen Drug to obtain or maintain Regulatory Approvals for the BTO CDx, developed under this Agreement. In addition to the foregoing, at BTO’s request, Janssen shall perform and provide to BTO any analyses of Clinical Data that are reasonably necessary to perform any testing required to obtain or maintain Regulatory Approval of the BTO CDx, for use with the applicable Janssen Drug for the applicable Indication.

3.1.3

Pre-Submission Review. BTO shall provide Janssen with copies of all pre-submission communications from a Regulatory Authority with a minimum of [***] (or such shorter time period as may be required for BTO to comply with any applicable regulatory deadline) to review and comment on all regulatory filings that are required to be made to obtain Regulatory Approval of the BTO CDx in the Territory, in each case, to the extent any such filing involves a substantive discussion of such Janssen Drug or Janssen’s Data. Janssen shall be entitled to review and comment on (and shall prioritize its review of) any regulatory filings and communications by BTO that are reasonably likely to result in any material delay to, or otherwise have a material effect on obtaining or maintaining Regulatory Approval of the BTO CDx in the Territory or Regulatory Approval of such Janssen Drug in the Territory. BTO shall incorporate Janssen’s reasonable comments with respect to the foregoing regulatory filings and communications to the extent relating to the safety, efficacy or intended use of such Janssen Drug or the interpretation of data generated in the conduct of Clinical Trials concerning the applicable Janssen Drug; provided that in no event shall BTO be obligated to delay the submission of any required regulatory response due to Janssen’s failure to provide its comments in a timely manner.

3.1.4

Janssen Attendance at Meetings. To the extent legally permissible, BTO shall provide Janssen with a reasonable opportunity to attend any scheduled meeting with a Regulatory Authority regarding obtaining Regulatory Approval of the applicable BTO CDx solely to the extent such meeting includes (or is reasonably anticipated to include) a material discussion of such Janssen Drug or Janssen’s related Data or is reasonably likely to result in any material delay to, or otherwise have a material effect on obtaining or maintaining, Regulatory Approval of such BTO CDx within the Territory or Regulatory Approval of such Janssen Drug within the Territory and for the Indication. At BTO’s reasonable request, Janssen shall participate in any such scheduled meeting at Janssen’s sole cost and expense.

3.1.5

Limitations on Review. Notwithstanding anything contained in this Section 3.1 or any other term or condition of this Agreement to the contrary, Janssen acknowledges and agrees that BTO shall have no obligation to provide or disclose to Janssen any documents, materials or other information (including applications for Regulatory Approval and supporting or related information) with respect to (A) any therapeutic product that is not the Janssen Drug, (B) any confidential or proprietary information of any Third Party, (C) BTO Background Technology, or (D) other Know-How, in each case ((A) through (D)), to the extent (I) they do not relate specifically to the BTO CDx developed pursuant to this Agreement or (II) they contain information that BTO protects as a trade secret and is not necessary for Janssen or its Affiliates to possess in order to refer to any such BTO Assay that is subject to the Development Plan and the Commercialization Plan or the BTO CDx in obtaining or maintaining Regulatory Approval for the Janssen Drug for the applicable Indication; provided, however, that nothing in this sentence is intended or shall be construed to limit (i)

any obligation of BTO hereunder to provide or disclose to Janssen any documents, materials or other information (including applications for Regulatory Approval and supporting or related information) that are necessary for Janssen or its Affiliates to possess in order to obtain or maintain Regulatory Approval for the Janssen Drug for which the BTO CDx is used or (ii) Janssen’s rights or BTO’s obligations under Section 3.4.2.

3.1.6

Pre and Post-Submission Copies. Within [***] after submission of any regulatory filing and communications that are made to obtain Regulatory Approval of the BTO CDx pursuant to the Development Plan or the Commercialization Plan, BTO shall provide Janssen with a copy of such submitted regulatory filing (for clarity, without any obligation to translate such filing into any language other than the language in which such filing was made). Additionally, BTO shall share with Janssen any FDA observations, audit-related findings, external audits with any observations, legal injunctions, or any issues that can impact the Janssen Drug approval timelines within [***] of receiving such feedback.

3.2	Janssen Drug Approvals.

3.2.1

General. As between the Parties, and subject to the other provisions of this Article 3 and the applicable Development or Commercialization Plan, Janssen shall, at its own expense, have the sole right and responsibility to prepare, obtain and maintain Regulatory Approvals for, and to conduct communications with Regulatory Authorities regarding Regulatory Approvals for, the Janssen Drug.

3.2.2

Regulatory Documentation. As between the Parties, all applications for Regulatory Approval, together with related documentation, generated by Janssen or any of its Affiliates with respect to the Janssen Drug anywhere in the world shall be owned by, and shall be the sole property and held in the name of, Janssen or its designee. At Janssen’s reasonable request, BTO shall provide Janssen with any applications for Regulatory Approval and other information in the Control and possession of BTO or any of its Affiliates with respect to the BTO CDx developed pursuant to this Agreement as may be necessary for, or reasonably requested by, Janssen or any of its Affiliates to refer to such BTO CDx that is the subject of the Development Plan and the Commercialization Plan or the BTO CDx in obtaining or maintaining Regulatory Approvals for the Janssen Drug for the

Indication. Janssen shall have the right to prepare and submit to Regulatory Authorities, and conduct communications with Regulatory Authorities regarding, clinical documentation specific to study risk determination of the BTO CDx developed or Commercialized under the applicable Development Plan or Commercialization Plan that is being used in the Clinical Trials; provided, however, that such right shall be without limitation to BTO’s rights to prepare and submit to Regulatory Authorities, and conduct communications with Regulatory Authorities regarding, any study risk determination with respect to the BTO CDx that is the subject of the Development Plan and the Commercialization Plan, and further provided, however, that BTO’s rights to prepare and submit such risk determination do not supersede BTO’s obligations under Section 3.1 with respect to Janssen’s right to review regulatory filings and participate in meetings with Regulatory Authorities.

3.2.3

Pre-Submission Review. Janssen shall provide BTO with a minimum of [***] (or such shorter time period as may be required for Janssen to comply with any applicable regulatory deadline) to review and comment on all regulatory filings that are required to be made to obtain Regulatory Approval of the applicable Janssen Drug in the Territory for use with the BTO CDx (and any filings of clinical documentation specific to risk determination of a BTO CDx developed under the applicable Development Plan or Commercialization Plan that is being used in Janssen’s Clinical Trials), in each case, to the extent any such filing involves a substantive discussion of such BTO Assay or BTO CDx or BTO’s related data. BTO shall be entitled to review and comment on (and shall prioritize its review of) any regulatory filings and communication by Janssen that are reasonably likely to result in any material delay to, or otherwise have a material effect on obtaining or maintaining Regulatory Approval of the applicable BTO CDx. Janssen shall incorporate BTO’s comments with respect to the foregoing regulatory filings and communications to the extent relating to the BTO CDx subject to the Development Plan and the Commercialization Plan or the BTO CDx; provided that in no event shall Janssen be obligated to delay the submission of any required regulatory response due to BTO’s failure to provide its comments in a timely manner.

3.2.4

Communications and Meetings with Authorities. To the extent legally permissible, Janssen shall provide BTO with a reasonable opportunity to attend any scheduled meeting with a Regulatory Authority that is anticipated to involve a Material Discussion of the BTO CDx, or BTO’s related Data in the Territory. For purposes of this Section 3.2.4, a “Material Discussion” is a discussion of Analytical Validation Data, design specifications, pre-analytical specifications, manufacturing specifications, and manufacturing Data. At Janssen’s reasonable request, BTO shall participate in any such scheduled meeting at BTO’s sole cost and expense. To the extent legally permissible, if Regulatory Authorities outside the Territory seek a Material Discussion of the BTO Assay in the context of Janssen seeking Regulatory Approval of the Janssen Drug, then Janssen shall invite BTO to participate in the review of the information to be communicated to the Regulatory Authority. BTO acknowledges and agrees that the need to submit timely communications to Regulatory Authorities outside the Territory may not permit extensive advanced notice, but Janssen shall invite BTO to participate in the review of any such communications within a commercially reasonable period after the necessity for such a communication arises.

3.2.5

Limitations on Review. Notwithstanding anything contained in this Section 3.2 or any other term or condition of this Agreement to the contrary, BTO acknowledges and agrees that Janssen shall have no obligation to provide or disclose to BTO any documents, materials or other information (including applications for Regulatory Approval and supporting or related information) with respect to (i) any assay that is not a BTO CDx to be developed or Commercialized under this Agreement, (ii) any confidential or proprietary information of any Third Party, (iii) aspects of Janssen Drugs, or (iv) other confidential or proprietary information of Janssen, in each case (i) through (iv), to the extent (A) they do not relate specifically to the Janssen Drug for which a BTO CDx is Developed or Commercialized pursuant to this Agreement or (B) they contain information that Janssen protects as a trade secret; provided, however, that nothing in this sentence is intended or shall be construed to limit (I) any obligation of Janssen hereunder to provide or disclose to BTO any documents, materials or other information (including applications for Regulatory Approval and supporting or related information) that are necessary for BTO or its Affiliates to possess in order to obtain or maintain Regulatory Approval for the BTO CDx or (II) BTO’s rights or Janssen’s obligations under the last sentence of Section 3.1.2 or under Section 3.4.1.

3.2.6

Post-Submission Copies. Within [***] after submission of any regulatory filing and communications that are made to obtain Regulatory Approval of the Janssen Drug for the Indication(s) for use with the corresponding BTO CDx in the Territory, Janssen shall provide BTO with a copy of such submitted regulatory filing, limited to the portions of such filing that reference the BTO CDx (for clarity, without any obligation to translate such filing into any language other than the language in which such filing was made).

3.3

Notice of Events or Recalls. Subject to Sections 6.2 and 6.3, each Party will promptly inform the other Party of any field safety corrective actions, recalls, or removals of the BTO CDx for use with the Janssen Drug, or any similar material event concerning the BTO CDx or any field safety corrective actions, recalls, or removals of the Janssen Drug. Janssen shall have no liability for any costs or expenses respecting recalls of the BTO CDx absent any such recall attributed in whole or part to the Janssen Drug. In the event of a recall of the Janssen Drug in the Territory, BTO shall have no liability for any costs or expenses respecting such recalls of the Janssen Drug absent any such recall attributed in whole or part to the BTO CDx.

3.4	Rights of Reference.

3.4.1

Janssen shall, upon reasonable request, provide BTO with any appropriate letters or other similar documentation necessary to authorize such entity to cross-reference and rely (on a non-exclusive basis) upon the contents of Janssen’s application for Regulatory Approval in the Territory and related documentation for the Janssen Drug which is the subject of the Development Plan or the Commercialization Plan, for the sole purposes of filing, obtaining and maintaining Regulatory Approval for the BTO Assay which is the subject of the applicable Development Plan or Commercialization Plan in the Territory.

3.4.2

BTO shall, and shall ensure that its Affiliates shall, upon reasonable request provide Janssen (and Janssen’s designated Affiliates and (sub)licensees) with any appropriate letters or other similar documentation necessary to authorize such entity to cross-reference and rely (on a non-exclusive basis) upon the contents of BTO’s or any of its Affiliate’s (or, to the extent Controlled by BTO or any of its Affiliates, any of their respective (sub)licensee’s) application for Regulatory Approval and related documentation for any BTO Assay which is the subject of the Development Plan or the Commercialization Plan, for the sole purposes of filing, obtaining and maintaining Regulatory Approvals for the Janssen Drug which is the subject of the applicable Development Plan or Commercialization Plan throughout the world.

4	CLINICAL TRIALS

4.1

Supply of the BTO Assay. The Parties acknowledge that BTO and Janssen Research & Development, LLC (“JRD”), an Affiliate of Janssen, have entered into Prior Collaboration Agreement. Nothing in this Agreement is intended to amend or modify the Prior Collaboration Agreement, except to the extent expressly stated as such.

5	COMMERCIALIZATION

5.1	Commercialization.

5.1.1	Generally.

(a)

Commercialization shall be performed in accordance with the terms of this Agreement, including the Commercialization Plan. At least [***] prior to the First Commercial Sale, the JSC shall establish the JCC and BTO shall provide Janssen with its Commercialization Plan for review and discussion with Janssen. At least [***] prior to the First Commercial Sale of the Janssen Drug, the JCC shall commence discussions of the strategy for BTO to make or cause to be made commercially available the BTO CDx for the Territory. If BTO does not provide reasonable evidence to Janssen that it has satisfied each of the preceding obligations in this Section 5.1.1(a) within the time specified, any such failure will be deemed a Failure of Continuous Supply as provided in Section 5.3 with the consequent rights and obligations as provided under Section 5.3 in the event of such failure. If BTO and Janssen are unable to agree on a Commercialization Plan after good faith negotiations at least [***] prior to the First Commercial Sale, Janssen may terminate this Agreement pursuant to Section 13.2.9.

(b)

Upon receipt of Regulatory Approval to market a BTO CDx in the Territory, BTO shall use Commercially Reasonable Efforts to make the BTO CDx and the results thereof available in the Territory for testing patients for the Indication during the CRE Period.

5.2	Obligations and Roles.

(a)

As between the Parties, and subject to the role specified for Janssen in Section 5.2(b), BTO shall be responsible, and shall exercise its Commercially Reasonable Efforts, for the Commercialization of the BTO CDx in the Territory in which BTO has made such BTO CDx available pursuant to the

Commercialization Plan and undertaking the activities as set forth in the “Commercialization Plan, and shall continue using Commercially Reasonable Efforts to Commercialize the BTO CDx in the Territory subsequent to completion of the activities specified in the Commercialization Plan, during the CRE Period. The Commercialization Plan may include, by way of example, activities in the areas of marketing plans, pricing, market access, sales, reimbursement, training, medical affairs support, life cycle management, publications, medical congress support, medical education, field support and tools. BTO shall not provide or distribute any Labeling containing any information concerning the Janssen Drug unless such use satisfies the guidelines and approval process provided in Section 5.4. and related agreement by the Parties as provided in Section 5.4.

(b)

As between the Parties, Janssen may, at its discretion, separately and independently inform and educate Janssen’s customers and related parties (including but not limited to Janssen Drug prescribing physicians, other health care practitioners, patients, and payors) regarding the BTO CDx with materials prepared by Janssen in areas including, but not limited to, sales and marketing, medical affairs, reimbursement, and market access. Janssen shall not provide or distribute any Label containing any information concerning the BTO CDx unless such use satisfies the guidelines and approval process provided in Section 5.4 and related agreement by the Parties as provided in Section 5.4.

5.3

Inventory. During the CRE Period, BTO shall use Commercially Reasonable Efforts to build and maintain an inventory of the necessary components of the BTO CDx for use in the Territory sufficient to meet the anticipated demand for such BTO CDx in the Territory as set forth in forecasts provided by Janssen. BTO shall promptly inform Janssen of any issues that may negatively impact its ability to maintain the required inventory. Upon notice of such issues, or in the event that BTO does not satisfy the inventory requirements specified in this Section 5.3, the JSC shall promptly discuss possible solutions and the Parties shall, in good faith negotiate terms to implement solutions to the issues if practicable solutions are identified, provided that such JSC discussions and obligation to negotiate terms are not in lieu of, or shall in any way delay or prevent Janssen from implementing, Janssen’s rights hereunder respecting BTO failure to satisfy inventory requirements specified in this Section 5.3. In the event that BTO does not satisfy the inventory requirements specified in this Section 5.3 and does not provide reasonable written assurances to Janssen providing reasonable evidence that it can meet the supply requirements of Section 6.1.2, such failure of inventory requirements shall be deemed a “Failure of Continuous Supply” under Section 6.1.2 with the consequent effect as specified in the event of such failure. For clarity, BTO’s failure to meet the inventory requirements, despite its use of Commercially Reasonable Efforts does not impact or limit Janssen’s rights under Section 6.1.2 but shall not be considered a breach or default of this Agreement by BTO unless BTO fails to use Commercially Reasonable Efforts as required hereunder.

5.4

Labeling. BTO shall incorporate Janssen’s comments with respect to Labeling of the BTO CDx (i) to the extent relating to the safety, efficacy or intended use of the Janssen Drug for the Indication or the interpretation of data generated in the conduct of Clinical Trials concerning the Janssen Drug and (ii) as otherwise reasonably necessary for Commercialization of the BTO CDx. Prior to Commercialization of the BTO CDx or the Janssen Drug, the Parties will work together in good faith to define guidelines and a process for reviewing and approving the Labeling.

6	INSPECTIONS, SUPPLY FAILURE, AND COMPLAINTS

6.1	Inspections; Failure of Continuous Supply

6.1.1	Inspections and Audits.

(a)

Annually during the Term, commencing on the first (1st) anniversary of the Effective Date, Janssen shall: (i) first have the right to request (upon no less than [***] prior notice, unless a shorter period is mutually agreed to by the Parties) access to non-confidential, published results from BTO’s most recent (i.e., closest to the date of the request) FDA and/or ISO audits or inspections and other non-confidential information relevant to BTO’s obligations under this Agreement; and (ii) if such non-confidential published results are not reasonably satisfactory to Janssen, in Janssen’s good faith opinion, to assure Janssen of BTO’s performance and ability to perform and satisfy its obligations under this Agreement, Janssen may have such results evaluated by an independent Third Party with relevant industry experience, reasonably acceptable to BTO. If the Parties cannot agree on the selection of such independent Third Party, the issue shall be escalated to the JSC for resolution. If such Third Party expert confirms the results to be below industry standard, Janssen may inspect and audit (either by itself, pursuant to Jansen’s own audit procedures, or through a Third Party reasonably acceptable to BTO) BTO’s laboratory testing service operation, manufacturing operation, and related facilities upon reasonable notice (which shall be no less than [***] prior notice, unless a shorter period is mutually agreed to by the Parties), and during normal business hours.

(b)

In connection with any inspection or audit, BTO shall have no obligation to provide Janssen and/or a Third Party access to BTO confidential information related to any other BTO product or Technology under development that is not the BTO CDx subject to this Agreement.

(c)

During the Term of this Agreement, BTO shall inform Janssen within [***] of its first notification of any audit or inspection by any Regulatory Authority which directly relates to the BTO Assay subject to the Development Plan and Commercialization Plan or the BTO CDx. BTO shall promptly provide to Janssen in writing the results of any such audits or inspections, and of any audits or inspections that reasonably can be expected to materially impact the Intended Use of the BTO CDx described in this Agreement, once the audit or inspection report is received and processed internally at BTO, but in any event within [***] of BTO’s receipt of the inspection report.

(d)

The duration of any inspection or audit by Janssen, or by a Third Party on behalf of Janssen, pursuant to this Section 6.1.1 shall not exceed [***] per site (“Audit Period”), unless Janssen provides a reasonable reason to extend such inspection or audit. Janssen shall issue to BTO a written report detailing Janssen’s observations and conclusions of any such inspection or audit and BTO shall use Commercially Reasonable Efforts to institute reasonable corrective measures to address deficiencies identified in Janssen’s inspection or audit.

(e)

Any representatives of Janssen participating in such inspection or audit shall comply with BTO’s instructions and policies related to work-place safety, and Janssen representatives that are Third Parties participating in such inspection or audit shall enter into confidentiality agreements with BTO in a form reasonably acceptable to BTO.

(f)

The Parties acknowledge that BTO may be subject to extraordinary circumstances that may render an audit within the timelines mentioned in this Section 6.1.1 impossible, e.g., in case of already planned Regulatory Authority inspections or Third Party audits at the relevant BTO or subcontractor facilities. In such case the Parties shall discuss in good faith alternative audit dates as soon as possible after the relevant timelines. The extension of such audit date shall to the extent possible not exceed [***] calendar days.

6.1.2

Continuous Availability of the BTO CDx. During the CRE Period, BTO shall use Commercially Reasonable Efforts to maintain the continued availability of the BTO CDx in the Territory sufficient to enable the number of tests forecasted by Janssen to be needed for Commercialization of the Janssen Drug in each such country. BTO shall not be discharged from its obligation to maintain such continued availability of the BTO CDx hereunder due to any reasons related to the lack of commercial viability of the BTO CDx in the Territory; provided, however, BTO shall not be liable to Janssen or any Third Party in any way for failure to make the BTO CDx available for one or more reasons not within BTO’s direct control. BTO shall provide Janssen at least [***] (or such shorter period as is reasonable under the particular circumstances) prior written notice of any possible shortfall in the BTO CDx that is expected. Upon Janssen’s receipt of such prior written notice, or upon BTO’s failure to supply the BTO CDx as required in this Section 6.1.2, the JSC shall promptly discuss possible solutions for any such possible shortfall or failure to supply and the Parties shall, in good faith negotiate terms to implement a solution to the possible shortfall or failure to supply if a practicable solution is identified, provided that such JSC discussions and obligation to negotiate terms are not in lieu of, or shall in any way delay or prevent Janssen from implementing, Janssen’s rights hereunder regarding BTO’s failure to supply the BTO CDx as required in this Section 6.1.2. BTO’s failure to supply the BTO CDx as required in this Section 6.1.2 will be deemed a Failure of Continuous Supply for which Janssen shall have the termination rights under Section 13.2.3 and remedies under Section 13.3.1(b) whether or not BTO has used Commercially Reasonable Efforts to supply the BTO CDx, but will not be considered a breach or default of this Agreement unless BTO fails to use Commercially Reasonable Efforts as required hereunder.

6.2

BTO CDx Related Complaints, Corrections and Removals. BTO recognizes and accepts that Janssen does not have and will not establish a system for handling of BTO CDx complaints and adverse (device) events. In the event Janssen receives any product quality complaints and/or adverse (device) event reports pertaining to the BTO CDx, Janssen shall work diligently to forward to BTO the complaint and/or report as soon as reasonably possible from receipt of such complaint or adverse event by Janssen, but in any event within [***] of such receipt. Janssen recognizes that BTO needs such information to comply with reporting requirements imposed by Applicable Laws. BTO shall be responsible for implementing and maintaining a post-market surveillance procedure and program in compliance with Applicable Laws. BTO shall provide Janssen with adverse event reports and complaint trending reports relating to the BTO CDx. BTO will notify Janssen promptly in the event of any field safety corrective actions, recalls, or removals in accordance with Section 3.3. The obligations in this Section 6.2 shall survive the expiration or termination of this Agreement for as long as any unexpired inventory of the applicable BTO CDx and the applicable Janssen Drug continue to be Commercialized and for one year thereafter.

6.3

Janssen Drug Complaints. Janssen recognizes and accepts that BTO does not have and will not establish a system for handling of Janssen Drug complaints. In the event BTO receives any product quality complaints and/or adverse event reports pertaining to the Janssen Drug, BTO shall work diligently to forward the complaint and/or report as soon as reasonably possible from receipt of such complaint or adverse event by BTO regulatory affairs, but in any event within [***] of such receipt. BTO recognizes that Janssen needs such information to comply with reporting requirements imposed by Applicable Laws. The obligations in this Section 6.3 shall survive the expiration or termination of this Agreement for as long as any unexpired inventory of the applicable BTO CDx and the applicable Janssen Drug continue to be Commercialized and for one year thereafter.

6.4

BTO CDx Testing Adverse Events. BTO will be solely responsible for reporting any and all applicable adverse events in relation to any testing respecting the BTO CDx, whether used in a performance study or commercialized, outside of the Clinical Trial, per the Applicable Laws of the countries where the testing is being conducted or if appropriate per the Applicable Laws of the countries where the samples, used for testing, originate from. Such reporting shall be in accordance with Applicable Law (including, if applicable, Article 80 of EU IVDR [Recording and reporting of adverse events that occur during performance studies] and Article 83 of EU IVDR for reporting for commercialized BTO CDx).

6.5

Clinical Studies Adverse Events. Janssen will be solely responsible for reporting any and all applicable adverse events in relation to any Clinical Trial to all applicable Regulatory Authorities of the Territory in which the Clinical Trial is being conducted.

6.6

Changes to Labeling. Each Party shall notify the other Party in writing or through the JSC of any relevant proposed changes, e.g., based on notifications from Regulatory Authorities to the Labeling for their respective products under this Agreement (respectively Janssen Drugs for Janssen and BTO CDx for BTO) prior to implementing such proposed changes. Relevant proposed changes shall, for the purpose of this Section 6.6, mean changes that are related to or have the potential to impact the other Party’s corresponding product. Such relevant proposed changes will be implemented by the responsible Party as required or at the discretion of the responsible Party if not required, provided however that BTO shall not make any such relevant proposed changes without Janssen’s prior written approval.

7	GOVERNANCE

7.1

Joint Steering Committee. The Parties shall form a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall have the primary role in monitoring and ensuring the overall success of the Development Plan and Commercialization Plan, including Development and Commercialization of the BTO CDx. The JSC shall be comprised of [***]. The JSC shall meet for the first time within [***] calendar days after the Effective Date and thereafter at least twice a year during the Term, unless the Parties or the JSC decide that more or less frequent meetings are required; provided, however, that in the event of an exigent situation, including a situation in which a decision by the JSC is required, a meeting shall be held within [***] calendar days after written request for such meeting by any Party; further provided, however, that if a matter requires more prompt attention by the JSC in the reasonable judgment of a Party, that Party may call a meeting with [***] calendar days written notice to the other Party that describes the reason for urgency. The JSC shall be led by [***]. In the event of an impasse, the matter shall be resolved pursuant to Section 7.3. JSC meetings may be conducted in person, by telephone or by videoconference as agreed by the JSC co-chairs. Each Party shall provide the other Party with written notice of its representatives appointed to the JSC promptly after the Effective Date of this Agreement. Each of BTO and Janssen may substitute or replace any of its representatives on the JSC at any time and for any reason upon written notice to the other Party. Additionally, upon invitation by the JSC, the JPT Leads (or other JPT or JCC members) may attend JSC meetings as non-voting members, and each JSC member may reasonably invite other guests to the meetings, in order to discuss special technical or commercial topics relevant to the applicable agenda; provided, that any guests are subject to the confidentiality provisions set forth in Article 12.

7.2

JSC Responsibilities. The JSC shall be responsible for (a) reviewing the progress of the Development and ensuring that the Development commences and proceeds according to the Development Plan; (b) coordinating the Development and Commercialization activities under the Development Plan and Commercialization Plan; (c) discussing and suggesting amendments to the Development Plan and Commercialization Plan to a higher decision level for both Parties; (d) exchanging information related to publication strategies and review of such information; (e) resolving issues or disagreements raised by the JCC, JPT or JPT Leads, subject to final approval by the Parties; (f) facilitating the transfer of information and data related to development, Commercialization and Regulatory Approval processes or other processes for completing activities respecting the Development Plan and Commercialization Plan; (g) facilitating the cooperation of the Parties, when requested, to provide information and support; (h) facilitating coordinated interpretation of Clinical Data and other Data; (i) discussing freedom to operate aspects and issues; (j) coordinating planned marketing activities; and (k) such other activities pertaining to the Development and Commercialization activities ascribed to the JSC in this Agreement or as mutually agreed between the Parties from time to time (including the formation or disbandment of any subcommittees (e.g., the JPT or JCC). The JSC shall keep accurate and complete confidential minutes of its meetings. The co-chairs for each meeting, or their respective designees, shall be responsible for taking such minutes and distributing a coordinated single draft agreed upon by the co-chairs to the other JSC members for their review and comment within [***] Business Days after the date of each meeting. The JSC members shall in good faith attempt as quickly as is reasonably possible to resolve any disputes as to the content of such minutes so as to have a final agreed version as quickly as is reasonably possible, but no later than [***] Business Days after the dispute is raised. Each of BTO and Janssen shall be responsible for all expenses incurred by its representatives on the JSC in connection with performing their duties hereunder, including all costs of travel, lodging and meals. For the avoidance of doubt, the JSC shall not have the authority to amend this Agreement and shall have authority to amend the Development Plan and Commercialization Plan only as expressly set forth herein, or with the written consent of the Parties.

7.3

JSC Decisions. All decisions of the JSC shall be made in good faith in the interest of furthering the purposes of this Agreement and the JSC members shall use their reasonable efforts to make decisions unanimously. If the JSC is unable to reach a unanimous decision at any meeting the Parties shall attempt to reach such unanimous decision over the next [***]. If a unanimous decision is not reached within such [***], either of the co-chairs of the JSC may refer the disagreement to a meeting between senior executives of BTO and Janssen designated for this purpose and who have the authority to resolve the dispute on behalf of the Party they represent, which meeting shall take place as soon as practicable, but in no event later than [***] after the date of the relevant referral. If the senior executives cannot resolve such disagreement over such matter in a mutually acceptable manner within [***] after such meeting (or if the matter is not referred to a senior executive meeting), then the JSC shall be deemed not to have made any decision regarding the applicable matter, except as may be otherwise set forth in this Agreement; provided, that either Party may submit the matter to be decided in accordance with Section 14.17. During any dispute resolution under this Section 7.3, the Parties shall continue their efforts as regards Development or Commercialization activities under the Development Plan or Commercialization Plan, if any, not related to the relevant dispute.

7.4	Joint Project Team; JPT Leads.

7.4.1

The Parties shall form a joint project team (the “Joint Project Team” or “JPT”), which shall have responsibility of monitoring and coordinating all development, regulatory, and other business and technical activities under this Agreement (including the Development Plan). The JPT shall be comprised of [***]. Each Party shall designate a project manager (the “Project Manager”) who will be the principal point of contact for a Party and shall be responsible for implementing and coordinating all activities and facilitating the exchange of information between the Parties regarding the Development Plan, generally. As the Development Plan progresses, the Parties anticipate that each Party shall designate from among its representatives on the JPT (or appoint to the JPT) a development leader, a regulatory leader, and a commercial leader (respectively, the “Development Leader”, the “Regulatory Leader” and collectively, the “JPT Leads”) each of whom shall be the principal point of contact for such Party for matters relating to his or her respective function, and shall be responsible for implementing and coordinating all activities and facilitating the exchange of information between the Parties for his or her function. Members of the JPT may also be members of the JSC.

7.4.2

BTO and Janssen shall each provide the other with the names of its JPT members, Project Manager (and JPT Leads, if appropriate) within 30 Business Days of the Effective Date. Each of BTO and Janssen may replace its JPT members, Project Manager and JPT Leads at any time and for any reason upon written notice to the other Party.

7.4.3

The JPT will perform the duties set forth in this Section 7.4, as well as additional responsibilities that may be assigned to them from time to time by the JSC. The JPT may delegate tasks and responsibilities to sub-managers, working groups and other team members as the JPT deems appropriate to efficiently and effectively perform its obligations hereunder.

7.4.4

Meetings of the JPT may be conducted in person, by telephone or by videoconference as agreed by the JPT or the Parties. Additionally, the JPT, Project Manager and the JPT Leads (or their designees) shall maintain close regular communications with each other as to the status of the ongoing and planned activities under the Development Plan.

7.4.5

The JPT, the Project Manager and the JPT Leads (or their designees) shall have no authority to amend this Agreement, the Development Plan, or the Commercialization Plan but may make recommendations regarding such amendments to the JSC.

7.4.6

The JPT, the Project Manager and the JPT Leads will cooperate with each other and work in good faith to resolve any disagreements between them or their respective teams. Any such disagreements that are not resolved by the JPT shall be referred to the JSC for resolution.

7.4.7

The JPT shall keep accurate and complete records of their activities and meetings and shall, from time to time as requested by the JSC, provide the JSC with appropriate updates and information to keep the JSC apprised of the progress of the Development Plan. All records of the JPT that are disclosed to the other Party and which relate to the Development Plan shall be available at all times to the JSC and to each Party on a confidential basis solely for use with respect to such Party’s activities conducted pursuant to this Agreement.

7.4.8	Each Party shall be responsible for all expenses incurred by its JPT members in connection with performing their duties hereunder.

7.5	Joint Commercial Committee.

7.5.1

Formation. Once authorized by the JSC, the Parties will establish a joint commercial committee (the “Joint Commercial Committee” or “JCC”), comprised of a reasonable number of representatives from each Party, as appointed by each Party with written notice to the other Party. The JCC will include a cross-functional team of individuals with appropriate professional and technical qualifications, and ongoing familiarity with the aspects of the Agreement for which it is responsible and such other areas as may be necessitated by the duties prescribed to the JCC in Section 7.5.2 below. Either Party may change its representatives to the JCC from time to time, in its sole discretion, effective upon written notice to the other Party of such change.

7.5.2

Duties. The JCC will manage the delegated aspects of this Agreement and will confer on a regular basis regarding: (i) the status and progress of the activities performed pursuant to this Agreement, (ii) the development of the Commercialization Plan, (ii) tracking and managing the Agreement as it pertains to commercial activities, Milestones, and investment timelines, and (iii) otherwise managing adherence with this Agreement related to commercial matters. The JCC is responsible for all such aspects of this Agreement directed toward applicable commercial aspects that are not otherwise addressed by the JPT and subject to the JSC duties. Each Party shall designate an individual to serve as a “JCC Co-Chairpersons” for the JCC. The JCC Co-Chairpersons and each joint sub-program team will report to the JCC, at each meeting of the JCC, on the progress under this Agreement and otherwise with respect to the collaboration of the Parties hereunder.

7.5.3

Meetings. The JCC will meet in accordance with a schedule to be established by JCC members, as needed. During the meetings, the JCC shall review the progress of commercial activities performed pursuant to this Agreement, including key objectives and any operational challenges. The JCC may conduct meetings in person or by teleconference or video conference and may also act without a meeting when other means of communication are appropriate and uncontested by all members of the JCC. The JCC may establish procedures for its internal operation at meetings.

7.5.4

Management. The JCC Co-Chairpersons will set the agendas for each JCC meeting. The JCC Co-Chairpersons will have no greater authority than any other JCC representative. At each meeting, the JCC will elect a secretary selected by BTO who will prepare written minutes in the form of a memo promptly after such meeting, reporting in reasonable detail the actions and decisions taken by the JCC during such meeting, issues requiring resolution, and resolutions of previously reported issues. The said secretary shall catalogue and track such minutes and establish a shared document repository for the JCC to access the same. Such Within ten (10) calendar days of any said meeting, minutes are to be reviewed, commented on if needed, and updated per the JCC Co-Chairpersons’ feedback, and sent prior to being sent to the JCC. The secretary will revise such minutes as necessary.

7.5.5	Decisions. Decisions of the JCC must be made by [***]. If the JCC is unable to agree on any matter, such matter will be referred to the JSC for resolution.

7.5.6

Sub-Project Teams. The JCC may, from time-to-time, establish sub project teams with specific subject matter expertise, with responsibility for management of day-to-day collaboration between the Parties with respect to the activities contemplated by this Agreement in such subject matter area.

7.5.7	The JCC shall have no authority to amend this Agreement, the Development Plan, or the Commercialization Plan but may make recommendations regarding such amendments to the JSC.

7.5.8	Each Party shall be responsible for all expenses incurred by its JCC members in connection with performing their duties hereunder.

7.6

Limits of Authority. Each of the JSC, JCC, and the JPT will only have the power and authority to determine, approve or resolve matters that it is expressly authorized to determine, approve or resolve under this Agreement (“Committee Matters”), and will not have any other power or authority (i) to enter into, amend, modify or waive compliance with this Agreement; (ii) to alter, increase or expand a Party’s obligations under this Agreement; or (iii) to make any decision that expressly requires BTO’s or Janssen’s approval or agreement or the approval or agreement of both Parties under this Agreement. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC, the JPT, JCC, or any other committee, subcommittee or working group unless such delegation or vesting of rights, powers, or discretion is expressly provided for in this Agreement or the Parties otherwise expressly so mutually agree in writing. Without limiting the foregoing, each Party acknowledges and agrees that the JSC, JCC, and the JPT shall not have authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, either Party or waive any right on behalf of either Party. Each Party further acknowledges and agrees that the limitations on powers of the JSC, JCC, and the JPT set forth in this Section 7.6 or elsewhere in this Agreement shall apply also to each subcommittee or working group established by the JSC, JCC, or the JPT.

8	FEES AND PAYMENTS

8.1

Milestone Payments. Janssen shall compensate BTO for its performance of Development in accordance with the Milestone amounts as set forth in the Development Plan. BTO may issue an invoice for any Milestone within [***] from its completion. There will be no Milestone payments owed by Janssen for BTO’s performance of any Commercialization of the BTO CDx.

8.2	Pass Through Costs and Travel Expenses. The Parties acknowledge that BTO may incur out-of-pocket costs and other direct expenses in connection with this Agreement. [***].

8.3

Additional Expenses Required for Additional Activities Required by Regulatory Authorities. In addition to the compensation under Section 8.1 and expenses contemplated in the Development Plan and Commercialization Plan, the Parties acknowledge that the Regulatory Authority may request the performance of additional activities not contemplated in the then-current Development Plan or Commercialization Plan. The JSC shall meet to discuss activities and the allocation of costs therefor. [***]. For sake of clarity and to the best of BTO’s knowledge, the Development Plan as of the Effective Date contains activities that BTO reasonably expects to be sufficient for Regulatory Approval of the BTO CDx. Hence the Parties recognize, that BTO does not warrant or represent that such activities will in fact satisfy all regulatory requirements for Regulatory Approval of the BTO CDx.

8.4

Additional Expenses Required by Janssen. In addition to the compensation under Section 8.1, the Parties acknowledge that Janssen may request the performance of additional activities not contemplated in the then-current Development Plan or Commercialization Plan, including without limitation by requesting BTO to perform Commercialization activities for the BTO CDx beyond the Commercialization activities that BTO would customarily undertake with respect to its other companion diagnostic products. The JSC shall meet to discuss such additional activities and the allocation of costs and compensation therefor. The Parties shall discuss in good faith any additional activities, and these will be captured in an amendment to this Agreement and to the Development Plan or Commercialization Plan.

8.5

Estimates. The scope of the Development and Commercialization Plan is BTO’s best estimate based on present knowledge about the Development and past experience with the development of other similar products. Both Parties do, however, recognize that the development of the BTO CDx involves the use of biological material, and hence that a degree of uncertainty is inevitably connected with such estimates. It is anticipated that the specific Development activities shall evolve as a result of the scientific nature of such activities. The Parties shall discuss in good faith amendments to the Development Plan and Commercialization Plan based on amendments to the development plan for the Janssen Drug, including additional indications, and additional territories for the BTO CDx.

8.6	Payment Terms, Janssen Payments to BTO.

8.6.1

Undisputed BTO invoices shall be due and payable within [***] after Janssen’s receipt thereof, however, the actual payment to BTO will not be made until the next scheduled payment run as set forth at [***]. BTO shall submit invoices electronically through a web-based system using the Accounts Payable website, [***]

8.6.2	The following applies to the web-based invoicing:

[***]

8.7	Taxes and Withholding.

8.7.1

Janssen will make all payments to BTO under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by applicable law in effect at the time of payment.

8.7.2

Any Tax required to be withheld on amounts payable under this Agreement will be paid by Janssen on behalf of BTO to the appropriate governmental authority, and Janssen will furnish BTO with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by BTO. Janssen shall furnish to BTO evidence of true and complete payment of such Tax. If any such Tax properly owing by BTO is assessed against and paid by Janssen, then BTO will indemnify and hold harmless Janssen from and against such Tax.

8.7.3

Janssen and BTO will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Janssen to secure a reduction in the rate of applicable withholding Taxes. On the date of execution of this Agreement, BTO will deliver to Janssen an accurate and complete documentation certifying that BTO is entitled to the applicable benefits under the Income Tax Treaty between United States and Belgium and as soon as practicable thereafter, an exemption certificate under the respective treaty between United States and Germany. The Parties hereby provide their consent to disclose this Agreement to the German tax authorities for purposes of obtaining such an exemption certificate.

8.8

Not to exceed. The cumulative amount of fees, Milestones, payments, expenses and costs, of any kind, incurred, and/or paid, and/or payable under this Agreement, per the Development Plan as of the Effective Date and as identified in Sections 8.1-8.7 of this Agreement, shall not exceed a total of $13,000,000, excluding the “Optional Work” and “Regulatory Support” set forth in Exhibit 1.36 and any amounts due under the Prior Collaboration Agreement. However, if Janssen requests additional activities beyond those specified in the Development Plan, including but not limited to the Optional Work and/or Regulatory Support, then the cumulative amount payable by Janssen may exceed this amount.

9	INTELLECTUAL PROPERTY

9.1	Ownership of Technology.

9.1.1	BTO.

(a)	BTO shall retain sole and exclusive ownership of the BTO Background Technology, as well as Intellectual Property Rights thereto, and

(b)

BTO shall own all right title and interest in and to BTO Development Technology, as well as Intellectual Property Rights thereto. Janssen agrees to assign and hereby assigns its right title and interest in and to BTO Development Technology as well as Intellectual Property Rights thereto, conceived of, or conceived of and reduced to practice by Janssen’s employees, Affiliates or Third Party contractors and shall take steps necessary, and cause its employees, Affiliates or Third Party contractors to take all steps necessary, to perfect this assignment.

9.1.2	Janssen.

(a)	Janssen shall retain sole and exclusive ownership of the Janssen Background Technology, as well as Intellectual Property Rights thereto, and

(b)

Janssen shall own all right title and interest in and to Janssen Development Technology as well as Intellectual Property Rights thereto. BTO agrees to assign and hereby assigns its right title and interest in and to Janssen Development Technology and Intellectual Property Rights thereto conceived of or conceived of and reduced to practice by BTO’s employees, Affiliates or Third Party contractors and shall take steps necessary, and cause its employees, Affiliates or Third Party contractors to take all steps necessary, to perfect this assignment.

9.1.3	Joint.

(a)

The Parties do not contemplate the development of any Joint Development Technology in connection with the activities contemplated by this Agreement; provided, however, in the unlikely event that any Joint Development Technology is developed, Janssen and BTO shall jointly own all right, title and interest in and to Joint Development Technology, as well as Intellectual Property Rights thereto. As a joint owner, each Party may use Joint Development Technology for any purpose, without a duty of seeking consent from, or accounting to, the other Party.

9.2	Ownership of Data.

9.2.1

Janssen Data. All Janssen Data shall be owned solely by Janssen. Janssen may use Janssen Data for any purpose without the consent of BTO. BTO may use Janssen Data solely in accordance with the rights and licenses granted to BTO under Sections 3.4.1 and 9.3.1. Janssen Data shall be considered Confidential Information of Janssen.

9.2.2

BTO Data. All BTO Data shall be owned solely by BTO. BTO may use BTO Data for any purpose without the consent of Janssen. Janssen may use BTO Data solely in accordance with the rights and licenses granted to Janssen under Sections 3.4.2 and 9.3.2 and as otherwise expressly provided in this Agreement. BTO Data shall be considered Confidential Information of BTO.

9.2.3

Joint Data. Janssen and BTO shall jointly own all Joint Data. Each Party may use Joint Data as necessary to support its activities related to obtaining Regulatory Approval of their respective assays or drugs; however, any other proposed use or disclosure by a Party shall require the prior written consent of the other Party, such consent not to be unreasonably withheld.

9.3	Technology License Grants.

Technology Licenses to BTO. Subject to the obligations of Section 9 and the other terms and conditions in this Agreement, Janssen grants to BTO and its Affiliates and Third Party contractors performing work under this Agreement, for the Term and in the Territory, a royalty-free non-exclusive license, with no right to sublicense except as explicitly provided in this Agreement, under Janssen Intellectual Property Rights to

(i)

conduct all Development and Commercialization activities assigned to BTO under the Development Plan and Commercialization Plan using the Janssen Background Technology, Janssen Data, and Janssen Development Technology;

(ii)	include Janssen Background Technology, Janssen Data, and Janssen Development Technology in the Labeling for the BTO CDx sold or distributed for the Intended Use;

(iii)	use Janssen Background Technology, Janssen Data and Janssen Development Technology in the BTO CDx for the purpose of making, using and selling the BTO CDx for the Intended Use, and

(iv)	sublicense its rights under Sections 9.3(i), (ii) and (iii) to Third Parties for the limited purpose to distribute or manufacture the BTO BTO CDx for the Intended Use on BTO’s behalf.

9.3.1	Technology Licenses to Janssen. Subject to the obligations of Section 9 and the other terms and conditions of this Agreement, BTO grants to Janssen for the Term and in the Territory:

(a)	a royalty-free, non-exclusive license, without the right to sublicense except as specifically provided in this Agreement, under BTO Intellectual Property Rights to

(i)	include BTO Background Technology, BTO Data and BTO Development Technology in the Labeling for the Janssen Drug sold or distributed for the Clinical Treatment;

(ii)

conduct all Development and Commercialization activities assigned to Janssen under the Development Plan and Commercialization Plan using BTO Background Technology, BTO Data and BTO Development Technology; and

(iii)	sublicense its rights under Sections 9.3.1(a)(i) and (ii), to Third Parties to distribute or manufacture the Janssen Drug on its behalf.

9.4	Acknowledgments.

9.4.1

Subject to Section 14.4, BTO agrees and acknowledges that Janssen may, alone or in collaboration with a Third Party, develop and/or Commercialize a diagnostic test to assess patients for any indication including the Indication without any obligations or payment of any consideration to BTO; provided that, Janssen shall have no right or license to access, reference or utilize BTO Confidential Information, BTO Data, BTO Background Technology, BTO Development Technology, or BTO’s Intellectual Property Rights to any of the foregoing, in connection with such development and/or Commercialization unless rights or licenses are granted pursuant to Article 13. Nothing herein shall be construed to prevent Janssen from using, either by itself or in collaboration with a Third Party, any information or technology which is publicly available (other than through breach of this Agreement by Janssen) and is not otherwise BTO Confidential Information and is not subject to an issued valid claim of a BTO patent that has not expired or been declared invalid by a court or other legal body of competent jurisdiction. Nothing in this Section 9.4.1 is intended to waive any rights held by BTO to seek damages under Applicable Law with respect to its provisional rights in any subsequently allowed patent claims, unless rights and licenses to the same are granted pursuant to Articles 9 and 13.

9.4.2

Janssen agrees and acknowledges that BTO may, at its sole discretion, develop and/or Commercialize a test as a companion diagnostic for any drug, or for any indication, including the Indication, for one or more Third Parties; provided that, BTO shall have no right or license to use any Janssen Confidential Information, Janssen Data, Janssen Background Technology, Janssen Development Technology, or Janssen’s Intellectual Property Rights to any of the foregoing in connection with any such development and/or Commercialization activity. Nothing herein shall be construed to prevent BTO from using, either by itself or in collaboration with a Third Party, any information or technology which is publicly available (other than through breach of this Agreement by BTO) and is not otherwise Janssen Confidential Information and is not subject to an issued valid claim of a Janssen patent that has not expired or been declared invalid by a court or other legal body of competent jurisdiction., unless rights or licenses are granted pursuant to Article 13.

9.5

Further Actions. Each Party shall execute and deliver to the other Party all documents and give all declarations regarding the licenses granted in this Article 9, or otherwise granted under this Agreement, and reasonably cooperate with the other Party, to the extent such documents, declarations and/or cooperation are reasonably required to exercise the licenses and for the recording or registration of the licenses granted hereunder at the various intellectual property offices in the Territory for the benefit of such other Party.

9.6

No Other Licenses. Each Party disclaims all implied rights to the grant by any Party to the other Party of any license, right, title or interest in any Party’s tangible property, or Intellectual Property Rights except as are expressly set forth in this Agreement. For purposes of clarity, unless otherwise stated in this Agreement, non-exclusive licenses to a Party’s property expressly exclude the right to sublicense such Party’s property.

9.7	Trademarks: Ownership, Approval, and Limited Use.

9.7.1

BTO shall own all right, title and interest in and to any Trademarks developed by or for BTO for use in connection with the Assays. BTO, however, shall not use or file any Trademarks that are identical to, confusingly similar, or likely to be associated with the Trademarks developed by Janssen for use in connection with the Janssen Drug.

9.7.2

Janssen shall own all right, title and interest in and to all Trademarks developed by or for Janssen for use in connection with the Janssen Drug. Janssen, however, shall not use or file any Trademarks that are identical to, confusingly similar, or likely to be associated with the Trademarks developed by BTO for use in connection with the Assay.

9.7.3	Approval of Trademark Use.

(a)

Each Party agrees to provide artwork for any packaging, Labeling, and promotional materials that display the other Party’s Trademarks for approval prior to any use or distribution of such materials. Each Party shall respond in writing with its approval or requested changes, such approval not to be unreasonably withheld, within three (3) weeks after receipt of such artwork from the other Party. In the event that the Parties cannot agree upon the use of the other Party’s Trademark in such artwork, Labeling, and promotional materials, the Parties shall first bring the matter to the Joint Steering Committee for resolution and if the Steering Committee cannot resolve the matter, the matter shall be submitted to the dispute resolution procedures of Section 14.17.

(b)

Once a proposed use of the Trademarks has been approved by the Party that is the licensor, and provided that the Party that is the licensee does not make any changes to the presentation of the Trademarks in such approved product packaging, Labeling or promotional materials, the Party using the Trademarks under license may utilize the same approved presentation in other product packaging, labeling or promotional materials for substantially similar purposes in performance of this Agreement, unless the other Party gives written notice that such approval is no longer valid. Approval of use of a Trademark does not pre-empt the requirements of this Agreement for Labeling to be reviewed by a Regulatory Authority or Article 5 for review and approval of Labeling in general.

9.7.4

Reputation of Trademarks. Each Party will refrain from any use of the other’s Trademarks in a manner that threatens to damage the goodwill associated with the respective Trademarks or which threatens to tarnish the reputation or otherwise reflect unfavorably upon the owner of the Trademarks. Any goodwill that is attributable to the non-owning Party’s use of the owning Party’s Trademark shall inure solely to the owning Party.

9.7.5	Limited Use Trademarks.

(a)

Janssen grants to BTO for the Term and in the Territory a royalty-free, non-exclusive limited right to use and authorize, Third Parties to use on BTO’s behalf, Janssen‘s Trademarks related to the Janssen Drug solely in connection with the advertising and marketing of the BTO CDx for the Intended Use.

(b)

BTO grants to Janssen for the Term and in the Territory a royalty-free, non-exclusive limited right to use and authorize Third Parties to use on Janssen’s behalf, BTO’s Trademarks related to the BTO CDx solely in connection with the advertising and marketing of the BTO CDx for its Intended Use with the Janssen Drug.

9.8	Disclosure of Technology and Patentable Inventions.

9.8.1

In the event that any Development conducted by either Party, its Affiliates or Third Party contractors generate Development Technology each Party shall disclose such Development Technology to the other Party at the JSC meeting immediately following the generation of such Development Technology. In the event that such Development Technology is Janssen Development Technology or BTO Development Technology, the respective owner shall determine in its sole discretion, after consultation with the other Party, whether to prosecute, defend and maintain any Patent Rights claiming Patentable Inventions to such Party’s Development Technology. In the event such Development Technology is Joint Development Technology applications for Patent Rights, to such Joint Development Technology, if any, shall be filed as per Sections 9.8.2.

9.8.2

The Parties through the JSC, shall promptly discuss and decide whether to seek Patent Rights to Joint Development Technology, Janssen shall at its cost have the first right but not the obligation to file applications for, prosecute, maintain, and obtain extensions for any Patent Rights claiming Joint Development Technology on behalf of itself and BTO. If Janssen decides not to exercise its right to file for such Patent Rights, Janssen shall promptly inform BTO in writing and BTO shall have the second right, but not the obligation to file applications for, prosecute, maintain, and obtain extensions for any Patent Rights claiming such Joint Development Technology at its own expense on behalf of itself and Janssen. The Party who elects to file for Patent Rights shall be known as the “Filing Party” and the other Party shall be known as the “Non-Filing Party.” The Filing Party shall (i) provide the Non-Filing Party with a copy of any patent application claiming such Joint Development Technology and a proposed filing date, at least [***] before the proposed filing date in its priority country and (ii) consider in good faith comments from the Non-Filing Party provided such comments are provided to the Filing Party at least [***] prior to the proposed filing date. Thereafter, the Filing Party shall control the prosecution and maintenance of or acquisition of term extensions to such Patent Rights. If at any time the Filing Party no longer wishes the control of the prosecution and maintenance of or acquisition of term extensions to such Patent Rights, in a particular country, the Filing Party shall inform the Non-Filing Party at least [***] prior to the deadline to respond to any outstanding action with the relevant patent office. In the event that the Non-Filing Party wishes to assume control of the prosecution and maintenance of or acquisition of term extensions to such Patent Rights at its own expense, the Non-Filing Party shall, promptly upon receipt of notice from the Filing Party, inform the Filing Party and the Filing Party shall take all steps necessary to transfer control of the prosecution and maintenance of or acquisition of term extensions to such Patent Rights to the Non-Filing Party.

9.8.3

If either Janssen or BTO becomes aware of any infringement, anywhere in the world, of any issued patent within the Patent Rights to Joint Development Technology (“Joint Patent Rights”), it will promptly notify the other Party in writing to that effect.

9.8.4

Janssen shall have the first right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any such Joint Patent Rights within [***] calendar days from the date of notice and to join BTO as a party plaintiff. In the event that BTO does not want to join as a party plaintiff, then BTO shall assign to Janssen such Joint Patent Rights sufficient for purposes of commencing and maintaining the suit. Janssen shall bear all the expenses of any suit brought by it claiming infringement of any Joint Patent Right. BTO will reasonably cooperate with Janssen, at Janssen’s expense, in any such suit. If, after the expiration of such [***]-day period (or, if earlier, the date upon which Janssen provides written notice that it does not plan to bring suit), Janssen has not obtained a discontinuance of infringement of the Joint Patent Right or filed suit against any such Third Party infringer of the Joint Patent Right, then BTO shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Joint Patent Right, provided that BTO shall bear all the expenses of such suit. Janssen will reasonably cooperate with BTO, at BTO’s expense, in any such suit for infringement of a Joint Patent Right brought by BTO against a Third Party. In the event that Janssen does not want to join such suit as a party plaintiff, Janssen shall assign to BTO such Joint Patent Rights, sufficient for purposes of commencing and maintaining the action. In the event that both Janssen and BTO are joint plaintiffs any recoveries obtained by Janssen or BTO, as applicable, as a result of any proceeding against such a Third Party infringer shall be allocated as follows: In the event both Janssen and BTO are joint plaintiffs in any enforcement procedure and share the costs/expenses of such action: (a) such recovery shall first be used to reimburse each Party for all reasonable attorney fees and other litigation costs actually incurred in connection with such litigation by that Party, and (b) any remainder shall be equally shared by the Parties. In the event one Party elects not to be a Party plaintiff and fails to share in costs/expenses of any enforcement procedure, all recovery shall be allocated to the other Party bringing the enforcement action on its own behalf.

9.9	Third Party Licenses.

9.9.1

The Parties acknowledge that additional licenses or rights from Third Parties may be required in order to perform the Development and/or Commercialization of the BTO CDx in the Territory. The Parties shall use reasonable efforts to identify such requirements for their respective products prior to the filing for Regulatory Approval in the proposed Territory of sale. It shall be at each Party’s sole discretion whether or not to enter into agreement with a Third Party regarding such licenses or rights for such Party to conduct the Development for which it is responsible and/or to use and/or Commercialize its respective product (i.e., the BTO CDx being BTO’s product and the Janssen Drug being Janssen’s product). A Party’s decision not to enter into such agreement shall in no event be deemed as a breach under this Agreement.

9.9.2	If a Party decides to enter into such an agreement (as described in Section 9.9.1 above), the responsibility and cost associated with obtaining such licenses or rights shall be allocated as follows:

(a)

Janssen shall negotiate and bear the cost of Third Party agreements for all Third Party patents relating to (i) the Janssen Drug, (ii) the use of the Biomarkers to indicate whether the Janssen Drug is an appropriate treatment for any potential patient, or (iii) either Party’s use of Janssen Background Technology or Janssen Development Technology for purposes of the activities under the Development Plan.

(b)

BTO shall negotiate and bear the cost of Third Party licenses relating to the BTO Assay or either Party’s use of BTO Background Technology, or BTO Development Technology .for purposes of the activities under the Development Plan.

10	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	General.

10.1.1	BTO hereby represents, warrants and covenants to Janssen as follows as of the Effective Date:

(a)	it is a corporation or other legal entity duly organized and validly existing under the laws of the State of Delaware;

(b)

the execution, delivery and performance of this Agreement by BTO (i) has been duly authorized by all requisite corporate action and does not require any shareholder action or approval, (ii) will not violate or otherwise conflict with any material contract, license, franchise, permit or Applicable Law by which BTO is bound or to which it is otherwise subject and (iii) to its knowledge no BTO Background Technology or BTO Technology has been misappropriated from any Third Party or obtained without the proper consent of any Third Party;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)

this Agreement is legally binding upon BTO, and is enforceable against it in accordance with the terms and conditions hereof, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and to equitable principles;

(e)	it shall at all times comply with all Applicable Laws relating to its activities under this Agreement; and

(f)

it will not divest, restructure or reorganize its Affiliates during the Term, with any intent in whole or in part to avoid, reduce or eliminate its or any of its Affiliates’ obligations or commitments set forth in this Agreement.

10.1.2	Janssen hereby represents, warrants and covenants to BTO as follows as of the Effective Date:

(a)	Janssen is a corporation or other legal entity duly organized and validly existing under the laws of the Country of Belgium;

(b)

the execution, delivery and performance of this Agreement by Janssen (i) has been duly authorized by all requisite corporate action and does not require any shareholder action or approval, (ii) will not violate or otherwise conflict with any material contract, license, franchise, permit or Applicable Law by which Janssen is bound or to which it is otherwise subject and (iii) to its knowledge no Janssen Background Technology or Janssen Technology has been misappropriated from any Third Party or obtained without the proper consent of any Third Party;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)

this Agreement is legally binding upon Janssen, and is enforceable against it in accordance with the terms and conditions hereof, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and to equitable principles;

(e)	Janssen shall at all times comply with all Applicable Laws relating to its activities under this Agreement;

(f)

it will not divest, restructure or reorganize its Affiliates during the Term, with any intent in whole or in part to avoid, reduce or eliminate its or any of its Affiliates’ obligations or commitments set forth in this Agreement.

10.2

Debarment and Exclusion. Janssen and BTO each represent and warrant that to the best of its knowledge as of the Effective Date neither it nor any of its Affiliates, nor any of its or its Affiliates employees, subcontractors or agents (“Personnel”) working on the subject matter of this Agreement (“Project Personnel”), has ever been, is currently, or is the subject of a proceeding that could lead to it or its Affiliates, or any of their Project Personnel, becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, nor are they listed on the FDA’s Disqualified/Restricted List for clinical investigators. Each Party further covenants, represents and warrants that if, during the Term, it or any of its Affiliates, or any of its or its Affiliates Project Personnel, becomes or is the subject of a proceeding, or any action or investigation is pending or threatened, that could lead to that Party or its Affiliates, or their Project Personnel, with respect to the subject matter hereof, becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or added to FDA’s Disqualified/Restricted List for clinical investigators, the Party shall immediately notify the other Party, and the Parties shall undertake discussions with respect to such notification. If a Party or that Party’s Affiliates or their Project Personnel, with respect to the subject matter hereof, becomes, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or added to FDA’s Disqualified/Restricted List for clinical investigators, the other Party may upon 60 calendar days written notice terminate this Agreement. Such termination will be considered termination for breach. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

10.2.1

A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) or by another Regulatory Authority pursuant to another comparable regulation or statute from providing services in any capacity (including services or activities in performance of this Agreement) to a person that has an approved or pending drug product application.

10.2.2

A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) or by another Regulatory Authority pursuant to another comparable regulation or statute from submitting or assisting in the submission of any abbreviated drug application, or is a subsidiary or Affiliate of a Debarred Entity.

10.2.3

An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

10.2.4

A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

10.2.5

“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics or devices if FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor.

10.3

Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BTO NOR JANSSEN MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

10.4

No Representations Regarding Approval or Commercial Success. Neither Party makes any representations or warranties as to: (a) whether the Janssen Drug or the BTO CDx will be approved for commercial sale by the applicable Regulatory Authorities; or (b) the commercial potential or success of the Janssen Drug or the BTO CDx.

11	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

11.1

Indemnification by Janssen. Janssen shall indemnify, defend and hold harmless BTO, its Affiliates, and its and their respective officers, directors, employees, agents and representatives (collectively, “BTO Indemnitees”) from any and all Losses resulting from any Third Party suits, claims, actions or demands (collectively, “Third Party Claims”), to the extent arising out of or relating to:

11.1.1	any breach by Janssen of any Janssen obligation, covenant, agreement, representation or warranty contained in this Agreement; or

11.1.2

any violation of Applicable Law by Janssen, any of its subcontractors or licensees, or any of the Janssen Indemnitees in connection with the performance of Janssen’s obligations under this Agreement; or

11.1.3

any acts or omissions by Janssen, any of its subcontractors or licensees, or any of the Janssen Indemnitees in the conduct of the development (including Clinical Trials), manufacture, Commercialization, sale or use of the Janssen Drug; or

11.1.4

any errors, omissions, or misrepresentations in Janssen Drug data, information, or documentation provided or disseminated by Janssen, any of its subcontractors or licensees (other than any BTO Indemnitee), or any of the Janssen Indemnitees; or

11.1.5

the infringement or misappropriation of Third Party patent or other intellectual property rights concerning (i) the Janssen Drug, (ii) the use of the Biomarkers to indicate that whether the Janssen Drug is an appropriate treatment for any potential patient, or (iii) either Party’s use of Janssen Background Technology or Janssen Development Technology as permitted under this Agreement;

provided, however, Janssen shall not be obligated to indemnify, defend or hold harmless a BTO Indemnitee under this Section 11.1 from any Third Party Claim or for any Losses incurred by a BTO Indemnitee to the extent arising out of or attributable to any act or omission by a BTO Indemnitee, which constitutes negligence, willful misconduct, or material breach of this Agreement.

11.2

Indemnification by BTO. BTO shall indemnify, defend and hold harmless Janssen, its Affiliates, and its and their respective officers, directors, employees, agents and representatives (collectively, “Janssen Indemnitees”) from and against any and all Losses resulting from any Third Party Claims, to the extent arising out of or relating to:

11.2.1	any breach by BTO of any BTO obligation, covenant, agreement, representation or warranty contained in this Agreement; or

11.2.2	any violation of Applicable Law by BTO, any of its subcontractors or licensees, or any of the BTO Indemnitees in connection with the performance of BTO’s obligations under this Agreement; or

11.2.3

any acts or omission by BTO, any of its subcontractors or licensees, or any of the BTO Indemnitees in the conduct of the development, manufacture, Commercialization, sale or use of the BTO CDx and provision of the BTO CDx; or

11.2.4

any errors, omissions, or misrepresentations in BTO CDx data, information, or documentation provided or disseminated by BTO, any of its subcontractors or licensees (other than any Janssen Indemnitee), or any of the BTO Indemnitees.

11.2.5

the infringement or misappropriation of Third Party patent or other intellectual property rights concerning the BTO Assay, BTO CDx, or either Party’s use of BTO Background Technology or BTO Development Technology as permitted under this Agreement;

provided, however, BTO shall not be obligated to indemnify, defend or hold harmless a Janssen Indemnitee under this Section 11.2 from any Third Party Claim or for any Losses incurred by a Janssen Indemnitee to the extent arising out of or attributable to any act or omission by a Janssen Indemnitee which constitutes gross negligence, willful misconduct, or material breach of this Agreement. For the avoidance of doubt, BTO shall not indemnify Janssen or any other Janssen Indemnitee for any delay in the Development Plan and Commercialization Plan timelines related to the BTO Assay that is subject to the Development Plan and Commercialization Plan or the BTO CDx, unless such delay is caused by BTO’s uncured breach of this Agreement.

11.3

Control of Defense. If any Janssen Indemnitee or BTO Indemnitee (each, an “Indemnitee”) is seeking indemnification under Section 11.1 or Section 11.2 of this Agreement, then Janssen or BTO, as applicable (the “indemnified Party”) shall give written notice to the indemnifying Party of each Third Party Claim that may be subject to indemnification, within [***] after receiving notice of such Third Party Claim; provided, however, that failure of the indemnified Party to give such notice shall not affect the indemnification provided hereunder except to the extent (and only to the extent) the indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Within a reasonable time after receiving such notice, the indemnifying Party may assume the defense of such Third Party Claim with counsel reasonably satisfactory to the indemnified Party by giving written notice thereof to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Third Party Claim as to which the indemnifying Party has assumed the defense. The indemnified Party may, at the indemnifying Party’s expense, control the defense of any Third Party Claim that the indemnifying Party fails to assume within [***] of being notified by the indemnified Party of such Third Party Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party after the indemnifying Party assumes the defense of the Third Party Claim without the indemnifying Party’s written consent to such costs or expenses, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any Third Party Claim if such settlement (a) does not fully and unconditionally release the indemnified Party and its Indemnitees from all liability relating thereto, (b) adversely impacts the rights granted to the indemnified Party under this Agreement in a material way, (c) admits liability on the part of the indemnified Party, or (d) provides for relief other than money damages for which the indemnifying Party has acknowledged in writing that it shall be responsible, unless the indemnified Party otherwise agrees in writing. The indemnified Party shall not admit to any wrongdoing or consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which indemnification is sought hereunder without the prior written consent of the indemnifying Party.

11.4

Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST OR CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOST REVENUES, PROFITS OR BUSINESS OPPORTUNITIES, FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT THE OTHER PARTY WAS OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 11.

11.5	Insurance.

11.5.1

Each Party shall maintain in full force and effect during the Term, and for a period of not less than [***] thereafter, valid and collectible insurance policies providing liability insurance coverage to protect against potential liabilities and risk arising out of activities to be performed under this Agreement.

11.5.2

During the Term and for the period that BTO makes or causes to make commercially available the BTO CDx for the Intended Use in the Territory, and for a period of not less [***] thereafter, (i) BTO shall maintain commercial general liability insurance with limits of [***] and (ii) BTO shall separately maintain product liability insurance with limits of [***].

11.5.3

During the Term of this Agreement and for the period that Janssen makes or causes to make the Janssen Drug commercially available for the Clinical Treatment in the Territory, and for a period of not less than [***] thereafter, (i) Janssen shall maintain commercial general liability insurance with a limit of [***] and (ii) Janssen shall separately maintain product liability insurance with limits of [***].

11.5.4	Where required by law, Janssen shall maintain liability coverage for any trial it Sponsors. Such coverage shall be in compliance with local regulations.

11.5.5

With the exception of Janssen’s product liability (which is insured through a captive insurance company), all insurance required in these provisions shall be placed with an insurer with an A.M. Best Rating not less than A.

11.5.6	Upon written request, BTO and Janssen shall furnish the respective Party with certificates of insurance evidencing required coverage under this agreement.

12	CONFIDENTIALITY

12.1

Confidentiality Obligation and Restrictions on Use. As of and after the Effective Date, all Confidential Information disclosed, revealed or otherwise made available by one Party (“Disclosing Party”) or its Affiliate to the other Party (“Receiving Party”) or its Affiliate under, or as a result of, this Agreement, is furnished solely to permit the Receiving Party (or its Affiliate, as applicable) to exercise its rights, and perform its obligations, under this Agreement subject to the provisions of, this Agreement and may be used by the Receiving Party and its Affiliates only for such purposes. For clarity, Confidential Information disclosed by a Disclosing Party’s Affiliate under, or as a result of, this Agreement, shall be deemed to be the Disclosing Party’s Confidential Information for purposes of this Agreement. Subject to Section 13.3 (Consequences of Termination), the Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose unless otherwise expressly allowed under this Agreement or permitted in writing by the Disclosing Party, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any other person, firm, corporation or other entity, without the prior written authorization of the Disclosing Party, provided, however, that the Receiving Party may disclose the Disclosing Party’s Confidential Information to another person, firm, corporation or other entity as specified below in this Section 12.1, without the prior written authorization of the Disclosing

Party. As of the Effective Date, all exchanges of Confidential Information hereunder shall be governed by the provisions of this Agreement. In furtherance of the Receiving Party’s obligations under this Article 12, the Receiving Party shall protect the Disclosing Party’s Confidential Information to the same extent it protects its own Confidential Information of like kind and sensitivity. Without limiting the generality of this Section 12.1, the Receiving Party shall disclose any of the Disclosing Party’s Confidential Information only to those of its Affiliates, and to its and their respective directors, officers, employees, licensors, licensees, sublicensees, contractors, collaborators, consultants, investigators, attorneys and financial advisors (collectively, “Representatives”), in each case that have a need to know the Disclosing Party’s Confidential Information in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement, and only if such Representatives have executed appropriate written agreements on confidentiality and non-use containing substantially similar terms regarding confidentiality and non-use as those set out in this Agreement or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party’s Confidential Information for the period required by this Article 12. The Receiving Party shall, to the extent legally permissible, (i) promptly furnish the Disclosing Party with written notice of any known unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information by any Representatives of the Receiving Party, (ii) unless authorized by the Disclosing Party, be liable to the Disclosing Party for such unauthorized use or disclosure and (iii) take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

For purposes of clarity and notwithstanding anything to the contrary in this Section 12.1, a Party owning Confidential Information under the terms of this Agreement that was produced by the other Party shall be deemed the “Disclosing Party” and the other Party the “Receiving Party” for purposes of this Article 12.

Also for the purpose of clarity and notwithstanding anything to the contrary in this Section 12.1, either Party may use Jointly Developed Technology for any purpose subject to the obligations of confidentiality and other terms and conditions of this Article 12 respecting Confidential Information of the other Party, except that neither Party shall be under any obligation to return or destroy Jointly Developed Technology as may be provided in this Agreement respecting the other Party’s Confidential Information.

12.2	Exceptions.

12.2.1	Confidential Information shall not include information that:

(a)	is or becomes publicly available through no breach of this Agreement by the Receiving Party;

(b)	was known to the Receiving Party or its Affiliates prior to disclosure to any of them under this Agreement (as evidenced by the Receiving Party’s or its Affiliates’ written records); or

(c)

is disclosed, revealed or otherwise made available to the Receiving Party (or its Affiliate) by a Third Party that, to the Receiving Party’s (or such Affiliate’s) knowledge, is under no obligation of confidentiality relating to such information; or

(d)

was independently developed by or for the Receiving Party or its Affiliate without use of or reference to the Confidential Information of the other Party, as evidenced by the Receiving Party’s or its Affiliates’ written records; or

(e)	is of a nature and disclosed in a manner that would indicate to a reasonable person that such information is publicly available.

12.3

Compelled Disclosure. Excepting disclosures of a Party’s Confidential Information in applications for Regulatory Approval as provided in Article 3 which disclosures are governed by Article 3, any Party may disclose Confidential Information to the extent it is required to be disclosed under any court order, securities regulation (including filings with the Securities Exchange Commission and stock exchanges, pursuant to Section 12.9.1), government enforcement action or Applicable Law (collectively “Compelled Disclosure”), provided that the Receiving Party, unless prohibited by the Compelled Disclosure, provides the Disclosing Party with (i) prompt notice of any Compelled Disclosure, including any orders or statutory provisions related thereto, no less than ten (10) Business Days before the date of the proposed disclosure, (ii) the text of the proposed disclosure a reasonable period (but no less than three (3) Business Days unless impossible) in advance of the anticipated date of disclosure, (iii) reasonable assistance to the Disclosing Party’s efforts to limit the scope of the proposed disclosure to such Confidential Information which is necessary to satisfy such Compelled Disclosure and (iv) reasonable assistance to protect the Disclosing Party’s Confidential Information that is subject to the Compelled Disclosure from disclosure to the public or to any other governmental or quasi-governmental body, in each instance the Disclosing Party shall respond to any request from the Receiving Party within three (3) Business Days of receipt thereof. The Disclosing Party shall bear any expenses of the Receiving Party in providing the assistance specified in this Section 12.3.

12.4

Comingled Disclosure. The Parties agree and acknowledge that the incorporation of one Party’s Confidential Information or the comingling of both Parties’ Confidential Information into one or more documents does not transfer ownership of such Confidential Information to the drafter or drafters of such documents.

12.5

Term of Confidentiality Obligations. All of the Receiving Party’s obligations under Section 12.1 and Section 12.3 with respect to the protection of the Disclosing Party’s Confidential Information shall survive for a period of seven (7) years following the expiration or termination of this Agreement for any reason.

12.6

Publicity. Without prejudice to Section 12.3, no public announcement or press release concerning the existence, terms or subject matter of this Agreement shall be made, either directly or indirectly, by any Party. Notwithstanding the foregoing, (i) either Party can continue to reference any previously approved announcements and press releases made prior to the Effective Date, (ii) either Party can refer to the Agreement to the extent that it has been made public, including in SEC filings, other public disclosures, and otherwise as allowed under this Section 12.

12.7

Non-Use of Names. Except as may be otherwise expressly provided in this Agreement, no Party (or its Affiliates) shall use, either directly or indirectly, the Trademarks of the other Party (or its Affiliates), or the name of the other Party or its Affiliates, or any of its or their respective officers, employees or board members in any publicity, or any marketing advertising documents (or other disclosures) unless (i) such use is consistent with, and permitted under, the Development Plan or Commercialization Plan, or (ii) a copy or transcript of the proposed disclosure, including the manner thereof, is submitted to and approved in advance in writing by the other Party (in its sole discretion).

12.8

Publications. Prior to Regulatory Approval of the BTO CDx for the Intended Use, no Party, its Affiliates or Third Party contractors shall submit a publication to a journal, paper, magazine or any other such similar disclosure relating to the Data, Development, or Commercialization of the BTO CDx’s without the prior written agreement of the other Party, which permission shall not be unreasonably withheld. The Party desiring to publish such proposed publication shall submit a copy of the same to the other Party at least

[***] prior to submission of the same to any publisher or reviewer. If the non-publishing Party’s Confidential Information or Development Technology is disclosed in the draft, at the written request of the non-publishing Party, the publishing Party shall remove such Confidential Information or Development Technology or, at the option of the non-publishing Party, delay the submission of such proposed publication for [***] after receipt of the non-publishing Party’s written request. If a [***] delay is requested, (i) the publishing Party may use this time to remove the non-publishing Party’s Confidential Information and Development Technology, and then the publishing Party must then seek the permission of the non-publishing Party before submission; or (ii) the non-publishing Party may provide suggested edits to the publishing Party, provided, however, the publishing Party must ultimately seek the permission of the non-publishing Party before submission. If the non-publishing Party continues to deny permission after the 60-day delay period, the publishing Party may not submit the publication. If the publishing Party does not receive the non-publishing Party’s written request within the [***] period of this Section 12.8, the publishing Party may submit or publish the proposed draft without further delay. The non-publishing Party’s contribution shall be acknowledged in any publication by co-authorship or acknowledgment, in accordance with International Committee of Medical Journal Editors guidelines, and the publishing Party shall reasonably consider any comments that the other Party may have with respect to the proposed publication. The restrictions set forth in this Section 12.8 are not applicable to Janssen’s publications that solely relate to the Janssen Drug or any Clinical Data associated therewith. Nothing in this Agreement shall be construed to prevent Janssen from publishing on the Janssen Drug, Janssen Data, any assay Controlled by Janssen, or publicly available information concerning any assay respecting the Janssen Drug, or to require Janssen to give notice to BTO of such publication, provided that in no event will any such publication include BTO Confidential Information without BTO’s prior written permission.

12.9	SEC Filings.

12.9.1

A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the U.S. Securities and Exchange Commission (or equivalent foreign agency) (“SEC”) to the extent required by Applicable Laws regulating securities, after complying with the procedure set forth in this Section 12.9.1. The Party seeking to make such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment therefor, and the other Party shall promptly (and in any event, [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines prescribed by applicable SEC regulations. The Party seeking disclosure shall redact any portions of this Agreement reasonably requested by the other Party to be redacted prior to submitting such redacted version to the SEC. The Party seeking such disclosure shall seek to obtain confidential treatment of such agreement from the SEC as represented by such redacted version of this Agreement.

12.10

Further, each Party acknowledges that the other Party may be required by Applicable Laws, or may be required by the listing rules of any exchange on which the other Party’s or its Affiliate’s securities are traded, to make public disclosures (including in filings with the SEC or other governmental authority) of certain material developments or material information generated under this Agreement or any ancillary agreement and, without prejudice to Sections 12.1 through 12.3 as they apply to the Confidential Information of either Party, agrees that each Party may make such disclosures as required by Applicable Laws or such listing rules; provided that the Party seeking such disclosure shall provide the other Party with a copy of the proposed text of such disclosure sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment thereon.

12.11

Notwithstanding anything to the contrary in this Agreement, either Party shall be permitted to disclose, on a confidential basis, the text and terms of this Agreement and the other Party’s identity in connection therewith, to actual or bona fide potential acquirers or collaboration partners, and their respective consultants, auditors, attorneys and financial advisors, in each case, solely for purposes of due diligence or another legitimate business need, upon condition that (i) any such persons or entities are advised of the confidential nature of such information and are bound to the Party making such disclosure by obligations of confidentiality substantially equivalent to the terms of this Agreement except as to the duration thereof, which must be no less than three years after the date of such disclosure, and (ii) all confidential or proprietary scientific, technical or clinical information of the non-disclosing Party shall first be redacted from the copy of this Agreement being disclosed.

13	TERM AND TERMINATION

13.1

Term. This Agreement shall become effective as of the Effective Date. Unless earlier terminated pursuant to the provisions of this Article 13, this Agreement shall remain in full force and effect until such time as Janssen, its Affiliates or sublicensees ceases development and Commercialization of the Janssen Drug for the Clinical Treatment (the “Term”). For clarity, termination of this Agreement does not in itself terminate any other agreements between the Parties respecting related subject matter. Termination of any such other agreements will be in accordance with the terms of those agreements.

13.2

Termination of This Agreement Prior to Expiration of the Term. This Agreement may be terminated prior to the end of the Term in the circumstances set forth in any of Sections 13.2.2 through 13.2.5. The Parties shall provide written notices of such termination pursuant to the obligations of Section 14.15.

13.2.1	Intentionally Omitted.

13.2.2

Termination for Material Breach. If either Party commits a material breach or default of any of its obligations hereunder (such Party, the “Breaching Party”), the other Party hereto (the “Non-Breaching Party”) may give the Breaching Party written notice of such material breach or default. Such written notice shall clearly identify the applicable breach and the Non-Breaching Party’s intention to terminate this Agreement. If the Breaching Party fails to cure such breach or default within [***] after the date of the Non-Breaching Party’s written notice thereof, this Agreement may be terminated by the Non-Breaching Party’s second written notice to the Breaching Party sent after the end of the [***] cure period. Such second written notice terminates this Agreement upon the Breaching Party’s receipt of such second written. If the Breaching Party indicates by written notice that it will be unable or is unwilling to cure the breach, this Agreement may be terminated by Non-Breaching Party’s second written notice, which is effective to terminate this Agreement immediately upon the Breaching Party’s receipt thereof.

13.2.3

Janssen Termination for Failure of Continuous Supply. If BTO commits a Failure of Continuous Supply, during the CRE Period, whether or not it has satisfied Commercially Reasonable Efforts as required under Sections 5.3 and 6.1.2, Janssen may give BTO written notice of such Failure of Continuous Supply. Such written notice shall clearly identify the basis for the Failure of Continuous Supply and Janssen’s intention to terminate this Agreement. If BTO fails to cure such Failure of Continuous Supply within [***] after the date of Janssen’s written notice thereof, this Agreement may be terminated by Janssen’s second written notice to BTO sent after the end of the [***] cure period. Such second written notice terminates this Agreement upon BTO’s receipt of such second written. If BTO indicates by written notice at any time that it will be unable or is unwilling to cure the Failure of Continuous Supply, this Agreement may be terminated by Janssen’s second written notice, which is effective to terminate this Agreement immediately upon BTO’s receipt thereof.

13.2.4

Janssen Termination for Failure to Achieve a Milestone. If BTO commits a Failure to Achieve a Milestone during the CRE Period whether or not it has satisfied Commercially Reasonable Efforts as required under Sections 5.3 and 6.1.2, Janssen may give BTO written notice of such Failure of Achieve a Milestone. Such written notice shall clearly identify the basis for the Failure to Achieve a Milestone and Janssen’s intention to terminate this Agreement. If BTO fails to cure such Failure to Achieve a Milestone within [***] after the date of Janssen’s written notice thereof, this Agreement may be terminated by Janssen’s second written notice to BTO sent after the end of the [***] cure period. Such second written notice terminates this Agreement upon BTO’s receipt of such second written. If BTO indicates by written notice at any time that it will be unable or is unwilling to cure the Failure to Achieve a Milestone, this Agreement may be terminated by Janssen’s second written notice, which is effective to terminate this Agreement immediately upon BTO’s receipt thereof.

13.2.5

Termination for Insolvency. Each Party shall have the right to terminate this Agreement, immediately by giving written notice of termination to the other Party, if the other Party files a voluntary petition, or if an involuntary petition is granted in respect of the other Party and appeal proceedings are not commenced within 10 Business Days from the date of such petition or such petition is not discharged within sixty (60) days of the filing thereof under the bankruptcy provisions of Applicable Law, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors, or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties (all such conditions are termed “Insolvency”). In the event of Insolvency, the provisions of Section 14.18 shall apply whether or not this Agreement is terminated under this Section 13.2.4.

13.2.6

Termination for Reasons Relating to the Janssen Drug. If (i) Janssen determines that the efficacy or safety of the Janssen Drug for the Clinical Treatment is insufficient and will not meet clinical or market needs, (ii) it is unlikely that there will be a sufficient market for the Janssen Drug (as documented by Janssen by written evidence) for the Indication, (iii) if there is adverse Regulatory Authority activity concerning the Janssen Drug used for the Clinical Treatment, (iv) Janssen voluntarily terminates the Clinical Trial for the Indication, (v) Janssen pauses the Clinical Trial for the Indication due to the expiration or termination of the Prior Collaboration Agreement before the end of the Clinical Trial, or (vi) if the Regulatory Authority determines that the testing of a patient with the BTO CDx is not required prior to or coterminous with prescribing the Janssen Drug, then Janssen may terminate this Agreement by providing written notice thereof to BTO. Such termination shall be effective [***] after BTO’s receipt of such notice.

13.2.7

Termination for Failure to Amend the Prior Collaboration Agreement. If an amendment to the Prior Collaboration Agreement extending the term thereof is not executed by the parties thereto prior to October 31, 2025, Janssen may terminate this Agreement on ten (10) days’ prior notice to BTO.

13.2.8

Termination for Reasons Relating to Lawsuits. If BTO is expressly precluded from using the BTO CDx in the Territory due to a final, non-appealable judgment or order by a court of competent jurisdiction or other governmental administrative body, which shall be deemed final and non-appealable upon the expiration of the applicable period for filing an appeal without any appeal having been filed, BTO shall provide Janssen with evidence of the finality and non-appealable nature of such judgment or order and may thereafter provide Janssen written notice of its intention to terminate this Agreement. For the avoidance of doubt, BTO shall have no obligation to appeal any such judgment or order, nor shall BTO be required to use the BTO CDx in contravention of the effective date of any bar imposed by such court or administrative body. Termination under this section 13.2.8 shall become effective no earlier than thirty (30) days after Janssen’s receipt of such notice.

13.2.9

Termination for Failure to Agree on Commercialization Plan. If the Parties do not agree on the details of the Commercialization Plan as described in 5.1.1(a), Janssen may terminate this agreement on ten (10) days’ prior notice to BTO.

13.3

Consequences of Termination or Expiration of this Agreement. Except as otherwise provided below, upon termination or expiration of this Agreement for any reason, all licenses granted to each Party by the other Party in this Agreement shall automatically terminate.

13.3.1	In the event that a Party terminates this Agreement, licenses are hereby granted, property shall be transferred, and payments shall be made as follows:

(a)	Intentionally Deleted.

(b)

If Janssen terminates this Agreement pursuant to Section 13.2.2 (Material Breach), Section 13.2.3 (Failure of Continuous Supply), or Section 13.2.5 (Insolvency) the following rights and obligations shall apply.

(i)	[***]

(c)

If Janssen terminates this Agreement pursuant to Section 13.2.4 (Failure to Achieve a Milestone), Section 13.2.7 (Failure to Amend the Prior Collaboration Agreement) or 13.2.9 (Failure to Agree on Commercialization Plan), the following rights and obligations shall apply.

(i)	[***]

(c)	If Janssen terminates this Agreement pursuant to Section 13.2.6 (Reasons Relating to the Janssen Drug):

(i)	[***]

(d)	If BTO terminates this Agreement pursuant to Section 13.2.2 (Material Breach):

(i)	[***]

(e)	If BTO terminates this Agreement pursuant to Section 13.2.4 (Insolvency):

(i)	[***]

(ii)	all licenses granted to BTO hereunder shall remain in effect pursuant to Section 13.2.

(f)

If BTO terminates this Agreement pursuant to Section 13.2.8 (Reasons Relating to Lawsuits), Janssen shall pay BTO the Unpaid Amounts and the Early Termination Fees and BTO shall have no further liability to Janssen under this Agreement.

13.4

Following any termination of this Agreement, each Party shall use its Commercially Reasonable Efforts to mitigate its termination costs. Any disputes with regard thereto shall be resolved by the JSC pursuant to Section 7.3 (JSC Decisions) and, if necessary, pursuant to Sections 14.18 (Governing Law) and 14.19 (Dispute Resolution).

13.5

Return of Confidential Information. Following any termination or expiration of this Agreement, and upon written request of the other Party, each Party shall, and shall cause its Affiliates to, return or destroy all of the other Party’s Confidential Information it has received under this Agreement 30 calendar days after such written request, provided that the Confidential Information is not necessary for the receiving Party to be able to exercise its rights retained after termination or expiry of this Agreement. Notwithstanding the foregoing, subject to the use and disclosure restrictions under Article 12 (a) a single copy of such Confidential Information may be retained by a receiving Party for the sole purpose of determining the scope of obligations incurred under this Agreement and (b) the receiving Party shall not be required to destroy (i) any records required to be held by it in accordance with Applicable Law until expiration of the period of time required by Applicable Law, or (ii) computer records or files that have been created pursuant to the receiving Party’s automatic archiving and back-up procedures and the removal of which is not technically reasonable, provided that such records will not be retained for longer than is required by a Party’s archiving and back-up procedures. Upon written request of the other Party, the receiving Party will provide written confirmation of its fulfillment of its obligations under this Section 13.5.

13.6

No Further License Rights. Except for those license rights that are expressly provided in this Agreement, and only for the period of time expressly provided for such license rights, no other license rights are granted under this Agreement or survive the expiration or termination of this Agreement.

13.7

Survival. Termination of this Agreement for whatever reason in accordance with the provisions hereof or expiration of this Agreement shall not affect the accrued rights of the Parties and shall not limit remedies that may be otherwise available in law or equity. The provisions of Article 8 (Intellectual Property), Article 11 (Indemnification; Limitation of Liability; Insurance), Article 12 (Confidentiality), Article 13 (Term and Termination) and Article 14 (Miscellaneous) (together with any other provision that, either expressly or by its nature, is intended to survive) shall survive expiration or termination of this Agreement for any reason.

14	MISCELLANEOUS

14.1

Assignment. This Agreement may not be assigned by either Party in whole or in part without the prior written consent of the other Party, except that either Party may assign its rights under this Agreement to its Affiliate or in connection with the sale of all or substantially all of the assets to which this Agreement relates (for this purpose, the sale of Janssen’s rights respecting the Janssen Drug or the sale of BTO’s rights with respect to the BTO CDx shall be considered to be a sale of substantially all the assets and not require the other Party’s consent to any assignment of this Agreement in whole or in part), provided that (a) BTO shall not assign this Agreement or sell its rights with respect to the BTO Assay to any direct competitor of Janssen offering a biosimilar or a FCRN blocker or inhibitor intended to treat the same Indication without Janssen’s prior written approval and (b) each Party shall require that the permitted assignee has the capacity to perform this Agreement and shall do so. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

14.2	Affiliates. Both Parties shall have the right, in their sole discretion, to perform some or all of its obligations and exercise some or all of its rights under this Agreement through its Affiliates.

14.3

Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

14.4	Exclusivity Provisions.

14.4.1

Unless this Agreement is terminated by Janssen, during the Exclusivity Period, [***] The Exclusivity Period shall also terminate if (i) BTO does not obtain the status of an Approved IVD for the BTO CDx by the date upon which Janssen obtains Regulatory Approval for the Janssen Drug or (ii) if the BTO CDx

is recalled and the corrective action impacts the ability for Janssen to make the Janssen Drug commercially available by the Regulatory Authority. Upon the conclusion of the Exclusivity Period and at any time for activities not subject to the Exclusivity Period, yet at all times subject to the restrictions set forth in Article 8 (Intellectual Property), Janssen may develop a diagnostic test to detect the Biomarkers alone or in collaboration with a Third Party as a companion diagnostic for the Janssen Drug, without any obligations or consideration to BTO. BTO may collaborate with a Third Party to develop assays and/or products identical or similar to the BTO CDx, including but not limited to facilitation, prescription, administration, or dosing of drugs other than the Janssen Drug, provided that; neither Party shall use any, Confidential Information, Data, Background Technology, or Development Technology of the other Party in connection with any such development activity.

14.4.2

Bridging. The Parties acknowledge and agree that Janssen may seek to work with Third Parties for the development of a NGS cfDNA Companion Diagnostic for the administration of the Janssen Drug as a treatment for the Indication within the Territory, during the Exclusivity Period. Such activities with Third Parties are subject to Section 14.4.1, but such provision does not prevent Janssen or any of its Affiliates from directly or indirectly contracting with Third Parties to conduct bridging and concordance studies during the Exclusivity Period. In addition, such provision does not prevent Janssen or any of its Affiliates from directly or indirectly contracting with Third Parties to design, develop, manufacture, seek regulatory approval from regulators outside the Territory, and commercialize a NGS cfDNA Companion Diagnostic outside the Territory, during the Exclusivity Period. BTO shall support concordance studies at Janssen’s request by offering its reasonable assistance, including (i) providing banked Non-Clinical Trial Samples purchased by Janssen with corresponding fetal fraction and fetal antigen and genotyping Data, and (ii) processing Samples with the BTO CDx and delivering Biomarker assay results, inclusive of the quantification values and cutoff thresholds, provided that any values, assay details, or algorithmic decisions that are BTO’s Confidential Information will not be shared, in consideration of such payment as may be classified as optional work pursuant to the Development Plan.

14.5

At any time after the expiration of the CRE Period, if BTO reasonably believes that Commercialization of the BTO CDx is no longer commercially viable because the Commercial Performance Minimum is not being met for reasons beyond BTO’s reasonable control, BTO may inform Janssen of its intent to discontinue Commercialization of the BTO CDx at least [***] days prior to the effective date of such intended discontinuation of Commercialization. Within [***] of such notice, at Janssen’s request, BTO and Janssen will negotiate in good faith, for a period of at least [***] (the “Negotiation Period”), an amendment to this Agreement that would provide for support for BTO to continue Commercialization of the BTO CDx. During the Negotiation Period, at Janssen’s request, BTO shall permit an independent certified public accounting firm selected by Janssen and reasonably acceptable to BTO (the “Auditor”) to examine BTO’s books and records (subject to the Auditor’s execution of a non-disclosure agreement approved by BTO) relevant to verifying that [***]. Such audit shall be conducted at BTO’s premises during normal business hours. The Auditor shall prepare a report with their conclusions [***]. BTO shall review the said report before its release to Janssen for the purpose of ensuring that it complies with the aforementioned confidentiality provisions. [***], the Parties are not able to agree on a solution, BTO may terminate this Agreement and discontinue Commercialization.

14.6

General Anti-Corruption Compliance Provision. Neither Party shall perform any actions that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to the Agreement. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws. BTO further agrees to comply with the provisions of Exhibit 14.6, attached hereto.

14.7	Health Care Compliance. BTO agrees to comply with the provisions of Exhibit 14.7, attached hereto.

14.8

Entire Agreement. Except for the Prior Collaboration Agreement, this Agreement contains the entire and only agreement between the Parties and supersedes and cancels all prior written or oral agreements, undertakings and negotiations between the Parties with respect to the subject matter hereof. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set out in this Agreement and therein. All exhibits referred to in this Agreement are hereby incorporated into and made a part of this Agreement.

14.9	Amendments. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either Party unless made in writing and signed by both Parties.

14.10	Enforcement. The failure of either Party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.

14.11	Waiver. No term, provision or condition of this Agreement shall be waived unless such waiver is evidenced in writing and signed by the waiving Party.

14.12

Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over a Party, then such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that will render such provision valid while preserving the Parties’ original intent to the maximum extent possible.

14.13

Joint Negotiation. This Agreement is the joint product of BTO and Janssen, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.

14.14	Headings and Titles. Headings and titles in this Agreement are for convenience purposes only and shall not in any way influence the construction, performance and enforcement of any of its provisions.

14.15

Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the exhibits hereto) and not to any particular provision of this Agreement. Article, Section, and Exhibit references are to the Articles, Sections, and Exhibits to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the Exhibits, Schedules and Annexes, if any, to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement shall be deemed to refer to this Agreement as of its Effective Date and as it may be amended thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any liability in accordance with its terms shall have meaning only to the extent such liability has terms; if the liability does not have terms, the reference shall mean performance, discharge or fulfillment of such liability. If there is any inconsistency between this Agreement and its Exhibits or other ancillary documents this Agreement shall prevail.

14.16

Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party, other than a failure to make payment, if the failure is occasioned directly or indirectly by government action, war, terrorism, fire, explosion, flood, strike, lockout, embargo, shortage of utilities, pandemic, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all Commercially Reasonable Efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all Commercially Reasonable Efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations hereunder. Without limiting the foregoing, Janssen acknowledges that a force majeure event may necessitate BTO transferring, in whole or in part, and permanently or on a temporary basis, its activities under this Agreement to one or more equivalent and acceptable, as deemed by applicable Regulatory Authority(s), alternative locations other than the location(s) specified in the Development Plan or Commercialization Plan. BTO will promptly provide Janssen written notice of any such required transfer and Janssen hereby agrees to any such transfer.

14.17

Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party may have provided to the other Party. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. All notices under this Agreement will be deemed given when made to the address shown below:

If to BTO:

BillionToOne, Inc.

1035 O’Brien Dr.

Menlo Park, CA 94025

Attention: Chief Executive Officer

With a copy to:

BillionToOne, Inc.

1035 O’Brien Dr.

Menlo Park, CA 94025

Attention: General Counsel

If to Janssen:

Janssen Biotech, Inc.

Attention: [***]

800/850 Ridgeview Drive

Horsham PA 19044

With a copy to:

Janssen Biotech, Inc.

Attention: [***]

800/850 Ridgeview Drive

Horsham PA 19044

14.18	Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, excluding any conflicts of law provisions.

14.19

Dispute Resolution. Any unresolved dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise (“Dispute”), shall be resolved in mediation and arbitration.

Before initiating arbitration, the Parties must first follow any explicit resolution procedure specified in this Agreement for a particular Dispute and, if such procedure is not successful or not specified, attempt to resolve the Dispute by confidential mediation. The mediation shall be held in New York, New York. Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute.

The Parties shall use a professional mediator selected by agreement from American Arbitration Association, the CPR Institute for Dispute Resolution or like organization. The Parties shall select a mediator within 30 days of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior businessperson with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than 60 days from initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation.

The Parties may jointly opt out of the mediation procedure by written mutual agreement.

If the Parties fail to resolve the Dispute in mediation, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then-current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential, except to the extent disclosure of the existence of the arbitration is required by law. The arbitration tribunal shall consist of three arbitrators, of whom each party shall designate one. The third arbitrator, who will serve as chair, shall be selected by the two party-appointed arbitrators. Each arbitrator shall be a lawyer: (a) with at least 15 years’ experience with a law firm of over 25 lawyers; or (b) with at least 15 years’ experience in a corporate law department of over 25 lawyers; or (c) who was a judge of a court of general jurisdiction. Upon nomination, each arbitrator shall disclose any circumstance that might give rise to justifiable doubt regarding the candidate’s independence or impartiality. Either Party may strike an arbitrator if that arbitrator has a conflict of interest or if their appointment creates the appearance of impropriety. Upon nomination, no arbitrator shall have any ex parte communications with either Party to the arbitration. Each arbitrator shall serve as a neutral in resolving the Dispute.

The Parties shall select the arbitrators within 30 days of initiation of the arbitration. The hearing will be concluded within nine (9) months after selection of the arbitrators and the award will be rendered within sixty (60) days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearing.

The hearing will be concluded in ten hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. The Parties agree to seek only limited discovery. The Parties agree to pursue no more than the following discovery in the aggregate from all Parties and non-parties to the action: a total of no more than fifteen (15) requests for documents (including subparts); and a total of no more than forty (40) hours of party deposition testimony, including both fact and expert witnesses, and no more than twenty (20) hours of non-party witnesses. Electronic discovery of individuals shall be limited to a total of five custodians.

The arbitrators shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrators may not apply principles such as “amiable compositeur” or “natural justice and equity.”

The arbitrators are required to allow the Parties to submit dispositive motions, and are required to decide such motions in advance of any hearing. The arbitrators shall decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

The arbitrators shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST. THE FOREGOING WAIVERS SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11.

14.20

Insolvency. All rights and licenses granted under or pursuant to this Agreement by BTO to Janssen, and by Janssen to BTO respecting each Party’s Intellectual Property Rights subject to license and other rights granted under this Agreement (“Subject IP Rights” of each Party), are, and shall otherwise be deemed to be, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the Term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all its Subject IP Rights. If a case is commenced by or against a Party (the “Insolvent Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Insolvent Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either perform all of the obligations provided in this Agreement to be performed by the Insolvent Party or provide to the other Party all its Subject IP Rights (including all embodiments thereof) held by the Insolvent Party and such successors and assigns, as the other Party may elect in a written request, immediately upon such request. If a Title 11 case is commenced by or against the Insolvent Party, this Agreement is rejected as provided in Title 11 and the other Party elects to retain its rights hereunder as provided in Title 11, then the Insolvent Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to the other Party all its Subject IP Rights (including all embodiments thereof) held by the Insolvent Party and such successors and assigns immediately upon the other Party’s written request therefor. All rights, powers and remedies of the other Party, as a licensee and grantee of rights hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11), or under the terms of this Agreement, in the event of the commencement of a Title 11 case by or against the Insolvent Party. The other Party, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event. The Parties agree that each Party, as a licensee of such Intellectual Property Rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

14.21

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Each Party acknowledges that an original signature or a copy thereof transmitted by electronic transmission shall constitute an original signature for purposes of this Agreement.

The Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

BILLIONTOONE, INC.		JANSSEN BIOTECH, INC.

By:	/s/ Oguzhan Atay	By:	/s/ Biljana Naumovic
Name:	Oguzhan Atay	Name:	Biljana Naumovic
Title:	Chief Executive Officer	Title:	Managing Director
Date:	July 11, 2025	Date:	July 11, 2025

EXHIBITS:

Exhibit 1.36:	Development Plan

Exhibit 2.3.3:	Protection of Personal Information

Exhibit 2.3.4:	Data Safeguards

Exhibit 2.9:	Approved BTO Third Party Contractors

Exhibit 5.2(a):	Commercialization Plan

Exhibit 14.6:	Compliance with Anti-Corruption Laws

Exhibit 14.7:	Health Care Compliance (“HCC”) Provisions for Suppliers that Interact and Contract with Health Care Providers (“HCPs”) for Services on Janssen’s Behalf